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                                                                     EXHIBIT 2.1











                         AGREEMENT AND PLAN OF REORGANIZATION

                                    BY AND BETWEEN

                                   MONARCH BANCORP

                                         AND

                                      SC BANCORP


                              Dated as of April 29, 1997



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                                  TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----


ARTICLE I    THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . .    1
      1.1    The Merger . . . . . . . . . . . . . . . . . . . . . . . . .    1
      1.2    Articles of Incorporation and Bylaws . . . . . . . . . . . .    2
      1.3    Directors and Officers . . . . . . . . . . . . . . . . . . .    2

ARTICLE II   CONVERSION OF SHARES . . . . . . . . . . . . . . . . . . . .    2
      2.1    Conversion of SCB Common Stock . . . . . . . . . . . . . . .    2
      2.2    Exchange Procedures. . . . . . . . . . . . . . . . . . . . .    4
      2.3    Dividends, Etc.. . . . . . . . . . . . . . . . . . . . . . .    5
      2.4    Dissenting Shares. . . . . . . . . . . . . . . . . . . . . .    6

ARTICLE III  THE CLOSING. . . . . . . . . . . . . . . . . . . . . . . . .    6
      3.1    Closing. . . . . . . . . . . . . . . . . . . . . . . . . . .    6
      3.2    Documents to be Delivered. . . . . . . . . . . . . . . . . .    6

ARTICLE IV   REPRESENTATIONS AND WARRANTIES OF SCB. . . . . . . . . . . .    7
      4.1    Corporate Organization; Authority. . . . . . . . . . . . . .    7
      4.2    Capitalization . . . . . . . . . . . . . . . . . . . . . . .    7
      4.3    Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . .    8
      4.4    Financial Statements . . . . . . . . . . . . . . . . . . . .    8
      4.5    Reports; Regulatory Agencies . . . . . . . . . . . . . . . .    8
      4.6    Approvals; No Violations . . . . . . . . . . . . . . . . . .    9
      4.7    Insurance. . . . . . . . . . . . . . . . . . . . . . . . . .   10
      4.8    Title to Assets. . . . . . . . . . . . . . . . . . . . . . .   10
      4.9    Absence of Pending Claims or Litigation. . . . . . . . . . .   10
      4.10   Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
      4.11   Compliance with Laws . . . . . . . . . . . . . . . . . . . .   11
      4.12   Absence of Regulatory Actions. . . . . . . . . . . . . . . .   11
      4.13   Performance of Obligations . . . . . . . . . . . . . . . . .   12
      4.14   Employees. . . . . . . . . . . . . . . . . . . . . . . . . .   12
      4.15   Brokers and Finders. . . . . . . . . . . . . . . . . . . . .   12
      4.16   Absence of Material Change . . . . . . . . . . . . . . . . .   13
      4.17   Environmental. . . . . . . . . . . . . . . . . . . . . . . .   13
      4.18   Employee Benefit Plans . . . . . . . . . . . . . . . . . . .   15
      4.19   Statements True and Correct. . . . . . . . . . . . . . . . .   17
      4.20   Insider Loans. . . . . . . . . . . . . . . . . . . . . . . .   18
      4.21   Community Reinvestment Act . . . . . . . . . . . . . . . . .   18
      4.22   Knowledge as to Conditions . . . . . . . . . . . . . . . . .   18
      4.23   Allowance for Possible Loan Losses . . . . . . . . . . . . .   18



                                          i


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                                                                            PAGE
                                                                            ----

      4.24   Trust Administration . . . . . . . . . . . . . . . . . . . .   18
      4.25   Derivatives. . . . . . . . . . . . . . . . . . . . . . . . .   19

ARTICLE V    REPRESENTATIONS AND WARRANTIES OF ACQUIROR . . . . . . . . .   19
      5.1    Corporate Organization; Authority. . . . . . . . . . . . . .   19
      5.2    Capitalization . . . . . . . . . . . . . . . . . . . . . . .   19
      5.3    Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . .   20
      5.4    Financial Statements . . . . . . . . . . . . . . . . . . . .   20
      5.5    Reports; Regulatory Agencies . . . . . . . . . . . . . . . .   20
      5.6    Approvals; No Violations . . . . . . . . . . . . . . . . . .   20
      5.7    Insurance. . . . . . . . . . . . . . . . . . . . . . . . . .   21
      5.8    Title to Assets. . . . . . . . . . . . . . . . . . . . . . .   22
      5.9    Absence of Pending Claims or Litigation. . . . . . . . . . .   22
      5.10   Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
      5.11   Compliance with Laws . . . . . . . . . . . . . . . . . . . .   23
      5.12   Absence of Regulatory Actions. . . . . . . . . . . . . . . .   23
      5.13   Performance of Obligations . . . . . . . . . . . . . . . . .   23
      5.14   Employees. . . . . . . . . . . . . . . . . . . . . . . . . .   23
      5.15   Brokers and Finders. . . . . . . . . . . . . . . . . . . . .   24
      5.16   Absence of Material Change . . . . . . . . . . . . . . . . .   24
      5.17   Environmental. . . . . . . . . . . . . . . . . . . . . . . .   24
      5.18   Employee Benefit Plans . . . . . . . . . . . . . . . . . . .   25
      5.19   Statements True and Correct. . . . . . . . . . . . . . . . .   27
      5.20   Insider Loans. . . . . . . . . . . . . . . . . . . . . . . .   28
      5.21   Community Reinvestment Act . . . . . . . . . . . . . . . . .   28
      5.22   Knowledge as to Conditions . . . . . . . . . . . . . . . . .   28
      5.23   Allowance for Possible Loan Losses . . . . . . . . . . . . .   28
      5.24   Trust Administration . . . . . . . . . . . . . . . . . . . .   29
      5.25   Derivatives. . . . . . . . . . . . . . . . . . . . . . . . .   29
      5.26   Capital Stock. . . . . . . . . . . . . . . . . . . . . . . .   29
      5.27   Pooling. . . . . . . . . . . . . . . . . . . . . . . . . . .   29

ARTICLE VI   COVENANTS OF SCB PENDING EFFECTIVE TIME OF THE
             MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
      6.1    Forbearance by SCB . . . . . . . . . . . . . . . . . . . . .   29
      6.2    Conduct of SCB's Business Prior to the Effective Time. . . .   32
      6.3    SCB Shareholder's Meeting. . . . . . . . . . . . . . . . . .   32
      6.4    Coordination of Dividends. . . . . . . . . . . . . . . . . .   33
      6.5    Shareholder Agreements . . . . . . . . . . . . . . . . . . .   33
      6.6    Acquisition Proposals. . . . . . . . . . . . . . . . . . . .   33
      6.7    Attendance at Certain Meetings . . . . . . . . . . . . . . .   34



                                          ii


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                                                                            PAGE
                                                                            ----

ARTICLE VII  COVENANTS OF ACQUIROR PENDING EFFECTIVE TIME OF
             THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . .   34
      7.1    Forbearance by Acquiror. . . . . . . . . . . . . . . . . . .   34
      7.2    Conduct of Acquiror's Business Prior to the Effective Time .   34
      7.3    Acquiror Shareholders' Meeting . . . . . . . . . . . . . . .   35
      7.4    Indemnification of Directors and Officers. . . . . . . . . .   35
      7.5    Combined Financial Results . . . . . . . . . . . . . . . . .   36
      7.6    Opportunities for SCB Employees to Obtain Information
             Concerning Employment Positions. . . . . . . . . . . . . . .   36

ARTICLE VIII ADDITIONAL COVENANTS . . . . . . . . . . . . . . . . . . . .   36
      8.1    Registration Statement/Joint Proxy Statement . . . . . . . .   36
      8.2    Certain Filings, Consents and Arrangements . . . . . . . . .   37
      8.3    Access to Information. . . . . . . . . . . . . . . . . . . .   37
      8.4    Notices; Reports . . . . . . . . . . . . . . . . . . . . . .   37
      8.5    Additional Agreements; Parties . . . . . . . . . . . . . . .   38
      8.6    Publicity. . . . . . . . . . . . . . . . . . . . . . . . . .   38
      8.7    Pre-Closing Adjustments. . . . . . . . . . . . . . . . . . .   38
      8.8    Director Resignations. . . . . . . . . . . . . . . . . . . .   38
      8.9    Securities Act . . . . . . . . . . . . . . . . . . . . . . .   39
      8.10   Stock Exchange Listing . . . . . . . . . . . . . . . . . . .   39
      8.11   Employee Benefits. . . . . . . . . . . . . . . . . . . . . .   39
      8.12   Tax-Free Reorganization Treatment; Pooling . . . . . . . . .   41

ARTICLE IX   CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SCB . . . . . . .   41
      9.1    Conditions to SCB's Obligations. . . . . . . . . . . . . . .   41

ARTICLE X    CONDITIONS PRECEDENT TO OBLIGATIONS OF ACQUIROR. . . . . . .   43
      10.1   Conditions to Acquiror's Obligations . . . . . . . . . . . .   43

ARTICLE XI   TERMINATION. . . . . . . . . . . . . . . . . . . . . . . . .   45
      11.1   Termination. . . . . . . . . . . . . . . . . . . . . . . . .   45
      11.2   Effect of Termination. . . . . . . . . . . . . . . . . . . .   47

ARTICLE XII  MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . .   48
      12.1   Interpretations. . . . . . . . . . . . . . . . . . . . . . .   48
      12.2   Survival . . . . . . . . . . . . . . . . . . . . . . . . . .   48
      12.3   Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . .   48
      12.4   Counterparts . . . . . . . . . . . . . . . . . . . . . . . .   48
      12.5   Governing Law. . . . . . . . . . . . . . . . . . . . . . . .   48
      12.6   Expenses . . . . . . . . . . . . . . . . . . . . . . . . . .   48



                                         iii

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                                                                            PAGE
                                                                            ----


      12.7   Notice . . . . . . . . . . . . . . . . . . . . . . . . . . .   48
      12.8   Entire Agreement; Etc. . . . . . . . . . . . . . . . . . . .   49
      12.9   Assignment . . . . . . . . . . . . . . . . . . . . . . . . .   49














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                         AGREEMENT AND PLAN OF REORGANIZATION



         THIS AGREEMENT AND PLAN OF REORGANIZATION (the "AGREEMENT") is made and entered into as of April 29, 1997, by and between Monarch Bancorp, a California corporation ("ACQUIROR"), and SC Bancorp, a California corporation ("SCB").

                                   R E C I T A L S:

         WHEREAS, Acquiror and SCB desire to effect a merger whereby SCB shall merge with and into Acquiror (the "MERGER") in accordance with the terms of this Agreement;

         WHEREAS, the respective Boards of Directors of Acquiror and SCB believe that the proposed Merger, on the terms and conditions set forth herein, is in the best interests of their respective corporations and shareholders;

         WHEREAS, Acquiror and SCB desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement;

         WHEREAS, it is the intention of the parties hereto that the Merger (i) for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE") and (ii) for accounting purposes shall qualify as a "pooling of interests"; and

         WHEREAS, concurrently herewith, SCB and Acquiror are entering into a Stock Option Agreement, to be dated as of the date hereof, whereby SCB will grant to Acquiror the option to purchase up to 19.9% of the outstanding SCB Common Stock (as defined below) upon the occurrence of certain events;

         NOW, THEREFORE, on the basis of the foregoing recitals and in consideration of the mutual representations, warranties, covenants and agreements contained herein, Acquiror and SCB hereby agree as follows:

                                      ARTICLE I

                                      THE MERGER

         1.1 THE MERGER. The Merger shall become effective (the "EFFECTIVE TIME") upon the filing of an agreement of merger with the California Secretary of State in accordance with the provisions of the California General Corporation Law (the "CGCL"). At the Effective Time, SCB shall be merged with and into Acquiror with Acquiror being the surviving corporation (the "SURVIVING CORPORATION"), pursuant to the provisions of, and with the effect provided in, the CGCL. The separate corporate existence of SCB shall thereupon cease.

         1.2 ARTICLES OF INCORPORATION AND BYLAWS. (a) The articles of incorporation of Acquiror as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation immediately after the Effective Time.

         (b) The bylaws of Acquiror as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation immediately after the Effective Time.

         1.3 DIRECTORS AND OFFICERS. (a) The directors of Acquiror immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time and until their successors are duly appointed or elected in accordance with applicable law.

         (b) The officers of Acquiror immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time until their successors are duly appointed or elected in accordance with applicable law.

                                      ARTICLE II

                                 CONVERSION OF SHARES

         2.1 CONVERSION OF SCB COMMON STOCK. (a) At the Effective Time, each share of common stock, no par value, of SCB (the "SCB COMMON STOCK"), which is held in the treasury of SCB and each share of SCB Common Stock owned by Acquiror or any subsidiary of Acquiror immediately prior to the Effective Time (other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted) shall, by virtue of the Merger, cease to be outstanding and shall be canceled and retired without payment of any consideration therefor.

         (b) Subject to Sections 2.1(a), 2.3 and 2.4, each issued and outstanding share of SCB Common Stock shall, at the Effective Time, be converted into that number of shares of common stock, no par value, of Acquiror ("ACQUIROR COMMON STOCK"), equal to the quotient obtained by dividing (i) $14.25 by (ii) the Average Price. As used herein, "AVERAGE PRICE" shall mean the volume weighted average sales price per share of Acquiror Common Stock for each of the twenty (20) consecutive days (the "DETERMINATION PERIOD") on which shares of Acquiror Common Stock are actually traded (each, a "TRADING DAY") immediately preceding the Regulatory Approval Date; PROVIDED, HOWEVER, that if the first Trading Day of the Determination Period would occur on or prior to the tenth Trading Day after the CCB Closing Date, then the Determination Period shall be the twenty (20) consecutive Trading Days immediately following the tenth Trading Day after the CCB Closing Date; PROVIDED, FURTHER, that if the Average Price as so computed would be less than $2.75, then the Average Price shall be $2.75; and PROVIDED FURTHER, that if the Average Price as so computed would be greater than $3.75, then the Average Price shall be $3.75.

         If Acquiror effects a stock dividend, reclassification, recapitalization, stock split, combination, exchange of shares or similar transaction after the date hereof and prior to the Effective Time, the provisions of this Section 2.1(b) shall be appropriately adjusted. The shares of Acquiror Common Stock into which SCB Common Stock shall be converted pursuant to this Section 2.1(b), together with the cash in lieu of fractional shares to be paid pursuant to Section 2.1(e), are collectively sometimes referred to herein as the "MERGER CONSIDERATION". For purposes of determining the "volume weighted average", the aggregate of the Daily Sales for each of the twenty (20) consecutive Trading Days used in the determination of Average Price shall be divided by the aggregate number of shares traded during such twenty (20) consecutive Trading Days.

         As used herein, "CCB CLOSING DATE" means the date on which the merger of California Commercial Bankshares with and into Acquiror shall have become effective under the CGCL, "DAILY SALES" means the reported sales prices of Acquiror Common Stock traded on the Nasdaq National Market on a particular Trading Day and "REGULATORY APPROVAL DATE" means the date which is the later to occur of approval by (i) the Board of Governors of The Federal Reserve System pursuant to Section 3 of the Bank Holding Company Act of 1956, as amended, and
(ii) the California Superintendent of Banks pursuant to Section 700 et seq. of the California Financial Code.

         (c) As a result of the Merger and without any action on the part of the holder thereof, at the Effective Time all shares of SCB Common Stock shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of shares of SCB Common Stock shall thereafter cease to have any rights with respect to such shares of SCB Common Stock, except the right to receive, without interest, such holder's pro rata portion of the Merger Consideration upon the surrender of a certificate representing such shares of SCB Common Stock (a "CERTIFICATE").

         (d) At the Effective Time, each option or right to purchase shares of SCB Common Stock (an "OPTION") outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any further action on the part of SCB or the holder of any such Option, in settlement thereof, be converted into the right to receive for each share otherwise issuable upon exercise thereof a number of shares of Acquiror Common Stock equal to the quotient obtained by dividing the Spread by the Average Price. As used herein, "SPREAD" means the difference, if positive, obtained by subtracting the exercise price of such Option from $14.25.

         (e) No fractional shares of Acquiror Common Stock shall be issued pursuant hereto. In lieu of the issuance of any fractional share of Acquiror Common

Stock pursuant to Section 2.1(b) hereof, cash adjustments will be paid to holders in respect of any fractional share of Acquiror Common Stock that would otherwise be issuable. The amount of such cash adjustment shall be equal to such fractional proportion of the Average Price.

         2.2 EXCHANGE PROCEDURES. (a) As of the Effective Time, Acquiror shall deposit, or shall cause to be deposited, with such bank or trust company as Acquiror shall elect (which may be a subsidiary of Acquiror) and is reasonably acceptable to SCB (the "EXCHANGE AGENT"), for the benefit of the holders of SCB Common Stock for exchange in accordance with this Article II, certificates ("ACQUIROR CERTIFICATES") representing the shares of Acquiror's Common Stock and cash in lieu of fractional shares to be exchanged pursuant to this Article II for outstanding shares of SCB Common Stock.

         (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of SCB Common Stock immediately prior to the Effective Time (excluding any shares of SCB Common Stock which will be canceled pursuant to Section 2.1(a) or Dissenting Shares)
(A) a letter of transmittal (the "LETTER OF TRANSMITTAL") (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of such Certificates to the Exchange Agent and shall be in such form and have such other provisions as Acquiror shall specify),
(B) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration with respect to the shares of SCB Common Stock formerly represented thereby, and (C) in the case of holders of more than five percent of SCB Common Stock at the Effective Time, the letter referred to in Section 8.9(b) hereof.

         (c) Upon surrender of a Certificate for cancellation to the Exchange Agent, together with the Letter of Transmittal, duly executed, and such other documents as Acquiror or the Exchange Agent shall reasonably request, the holder of such Certificate shall be entitled to receive promptly in exchange therefor
(A) an Acquiror Certificate representing that number of shares of Acquiror Common Stock which such holder has the right to receive pursuant to this Article II, and (B) a check representing the amount of cash in lieu of any fractional shares and unpaid dividends and distributions, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions hereof, and the Certificate so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration with respect to the shares of SCB Common Stock formerly represented thereby.

         (d) Acquiror shall have the right to make rules, not inconsistent with the terms of this Agreement, governing the issuance and delivery of Acquiror Certificates into which shares of SCB Common Stock are converted in the Merger.

         2.3 DIVIDENDS, ETC. (a) Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared after the Effective Time on Acquiror Common Stock shall be paid with respect to any shares of SCB Common Stock represented by a Certificate until such Certificate is surrendered for exchange as provided herein. Following surrender of any such Certificate, there shall be paid to the holder of the Acquiror Certificates issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Acquiror Common Stock and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Acquiror Common Stock, less the amount of any withholding taxes which may be required thereon.

         (b) At or after the Effective Time, there shall be no transfers on the stock transfer books of SCB of the shares of SCB Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing any such shares are presented to the Surviving Corporation, they shall be canceled and exchanged for Certificates for the consideration, if any, deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Article II. Certificates surrendered for exchange by any person constituting an "affiliate" of the Company for purposes of Rule 145(c) under the Securities Act of 1933, as amended (the "SECURITIES ACT"), shall not be exchanged until the Acquiror has received a written agreement from such person pursuant to Section 8.9 hereof.

         (c) Any portion of the aggregate Merger Consideration (including the proceeds of any investments thereof and any shares of Acquiror Common Stock) that remains unclaimed by the former shareholders of the Acquiror and SCB six months after the Effective Time shall be delivered to the Acquiror. Any former shareholders of SCB who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration, cash in lieu of fractional shares and unpaid dividends and distributions on the Acquiror Common Stock deliverable in respect of each share of SCB Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

         (d) None of SCB, Acquiror, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of SCB Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

         (e) In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Acquiror, the posting by such person of a bond in such reasonable amount as Acquiror may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Acquiror Common Stock as provided in Section 2.3(a), deliverable in respect thereof pursuant to this Agreement.

         2.4 DISSENTING SHARES. Notwithstanding anything in Section 2.1 to the contrary, shares of SCB Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by shareholders who have not voted such shares in favor of the Merger and who shall have properly perfected their dissenters' rights ("DISSENTERS' RIGHTS") in the manner provided by Chapter 13 of CGCL (the "DISSENTING SHARES") shall not be converted into or be exchangeable for the right to receive the Merger Consideration, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost his/her Dissenters' Rights. If such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, his/her shares shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon.

                                     ARTICLE III

                                     THE CLOSING

         3.1 CLOSING. The closing of the Merger (the "CLOSING") shall take place on the last business day of the calendar month that occurs after the last to occur of the expiration of all applicable waiting periods in connection with approvals of governmental authorities, the receipt of all approvals of governmental authorities and the satisfaction of each of the conditions set forth in Articles IX and X (the "CLOSING DATE"). The Closing will be conducted at 333 South Hope Street, 30th Floor, Los Angeles, California 90071 or such other location as the parties may agree.

         3.2 DOCUMENTS TO BE DELIVERED. At the Closing, the parties hereto shall deliver, or cause to be delivered, such documents or certificates as may be necessary, in the reasonable opinion of counsel for any of the parties, to effectuate the transactions contemplated by this Agreement. From and after the Effective Time, each of the parties hereto hereby covenants and agrees, without the necessity of any further consideration whatsoever, to execute, acknowledge and deliver any and all other documents and instruments and take any and all such other action as may be reasonably necessary or desirable to effectuate the transactions set forth herein or contemplated hereby, and the officers and directors of the parties hereto shall execute and deliver, or cause to be executed and delivered, all such documents as may reasonably be required to effectuate such transactions.

                                      ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES OF SCB

         As of the date hereof and on the Closing Date, SCB represents and warrants to Acquiror, except as to the matters disclosed in a letter of SCB delivered to Acquiror on or prior to the date hereof (the "SCB DISCLOSURE LETTER") or in the SCB Reports (as defined in Section 4.4) on or prior to the date hereof, as follows:

         4.1 CORPORATE ORGANIZATION; AUTHORITY. SCB is a corporation duly organized, validly existing and in good standing under the laws of the State of California and is a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHC ACT"). Southern California Bank ("SC BANK") is a California state-chartered bank duly organized, validly existing and in good standing under the laws of the State of California. SC Bank is a member of the Bank Insurance Fund of the Federal Deposit Insurance Corporation. Each of SCB and SC Bank has the power and authority, and is duly qualified in all jurisdictions where such qualification is required (except for such qualifications the absence of which, individually or in the aggregate, would not have a material adverse effect upon the business, financial condition or results of operations of SCB and SC Bank, taken as a whole (a "MATERIAL ADVERSE EFFECT")) to carry on its business as it is now being conducted and to own all of its material properties and assets. SCB and SC Bank have all federal, state, local and foreign governmental authorizations, permits, licenses approvals and orders necessary for each to own or lease its properties and assets and to carry on its business as it is now being conducted (all of which are in full force and effect), except where the absence of which, either individually or in the aggregate, would not have a Material Adverse Effect.

         4.2  CAPITALIZATION. (a)   As of the date hereof, SCB is authorized to
issue 20,000,000 shares of SCB Common Stock, and 10,000,000 shares of preferred stock, no par value ("SCB PREFERRED STOCK"), and is not authorized to issue any other class or series of capital stock, or any other securities giving the holder thereof the right to vote on any matters on which shareholders of SCB can vote. As of the date hereof, 7,492,715 shares of SCB Common Stock are issued and outstanding and no shares of SCB Preferred Stock are issued and outstanding. All outstanding shares of capital stock of SCB are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights. There are no outstanding options, warrants or other rights in or with respect to the unissued shares of SCB Common Stock or any other securities convertible into such stock, and SCB is not obligated to issue any additional shares of its common stock or any options, warrants or other rights in or with respect to the unissued shares of its common stock or any other securities convertible into such stock.

         (b) As of the date hereof, SC Bank is authorized to issue 1,028,286 shares of common stock, par value $10.00 per share ("SC BANK COMMON STOCK"), of which 493,759 shares are outstanding and all of which SCB owns of record and beneficially. All the outstanding shares of SC Bank Common Stock are duly authorized, validly issued, fully paid and nonassessable (except for assessments that may be made by order of the State Superintendent of Banks pursuant to
Section 662 of the California Financial Code) and are not subject to preemptive rights. There are no outstanding options, warrants or other rights in or with respect to the unissued shares of SC Bank Common Stock or any other securities convertible into such stock, and SC Bank is not obligated to issue any additional shares of its common stock or any options, warrants or other rights in or with respect to the unissued shares of its common stock or any other securities convertible into such stock.

         4.3 SUBSIDIARIES. SC Bank is SCB's only subsidiary, and is wholly owned by SCB. SCB does not own, directly or indirectly, any equity portion or voting interest in any other corporation, partnership or other entity, except as received in satisfaction of a debt previously contracted in good faith.

         4.4  FINANCIAL STATEMENTS.  As of their respective dates, neither
SCB's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "SCB 1996 10-K"), nor any other document filed or to be filed prior to the Effective Time subsequent to December 31, 1996 under Section 13(a), 13(d), 14 or 15(d) of the Exchange Act, each in the form (including exhibits) filed with the Securities and Exchange Commission (the "COMMISSION") and as amended (collectively, including any related notes and schedules, the "SCB REPORTS"), contained or will contain at the time of filing any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets or statements of condition contained or incorporated by reference in the SCB Reports fairly presents the results of operations, retained earnings and cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not material in amount or effect), in each case in accordance with the published rules and regulations of the Commission and generally accepted accounting principles ("GAAP"), consistently applied and applicable to banks during the periods involved, except as may be noted therein. The books and records of SCB and SC Bank have been, and are being, maintained in all material respects in accordance with GAAP.

         4.5 REPORTS; REGULATORY AGENCIES. Each of SCB and SC Bank has timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 1992 with (i) any state regulatory authority, (ii) the Commission, (iii) the Federal Reserve, (iv) the Federal Deposit Insurance Corporation and (v) any self-regulatory organization (collectively, "GOVERNMENTAL AUTHORITIES") and has paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Authority in the regular course of the business of SCB, no Governmental

Authority has initiated any proceeding or, to the best knowledge of SCB, investigation, into the business or operations of SCB since January 1, 1992.

         4.6 APPROVALS; NO VIOLATIONS. (a) The execution by SCB of this Agreement has been authorized by all necessary corporate action, including, but not limited to, a vote by its board of directors (which approval includes a resolution recommending that this Agreement and the Merger be approved by the shareholders of SCB) subject to adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of SCB. Subject to shareholder approval and to receipt of required approvals, consents or waivers of Governmental Authorities referred to in Sections 9.1(c) and 10.1(c) hereof, this Agreement, so long as a valid and binding agreement of Acquiror, is a valid and binding agreement of SCB, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights (including those of federally insured financial institutions) and general equitable principles, regardless of whether such enforcement is considered in a proceeding in equity or at law.

         (b) The affirmative vote of a majority of the outstanding shares of SCB Common Stock entitled to vote on this Agreement is the only shareholder vote required by SCB for approval of the Agreement and consummation of the Merger and the other transactions contemplated hereby.

         (c) The execution, delivery and performance of this Agreement by SCB do not, and the consummation of the transactions contemplated hereby by SCB will not, (i) constitute a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license to which SCB or SC Bank (or any of their respective properties) is subject, or enable any person to enjoin the Merger or the other transactions contemplated hereby, (ii) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws of SCB or SC Bank or (iii) constitute a breach or violation of, or a default under (or an event which with due notice or lapse of time or both would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of SCB or SC Bank under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which SCB or SC Bank is a party, or to which any of their respective properties or assets may be bound or affected; PROVIDED, HOWEVER, that this clause (iii) shall not apply to any breach, violation or default of any such agreement, instrument or obligation which involves payments to or by SCB or SC Bank of an amount not exceeding $25,000 per year; and the consummation of the transactions contemplated hereby will not require any approval, consent or waiver under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the approval, consent or waiver of any other party to any such agreement, indenture or instrument, other than (i) the required approvals, consents and waivers of Governmental Authorities referred to in Sections 9.1(c) and 10.1(c), (ii) any such approval, consent or waiver that already has been obtained, and (iii) any other approvals consents or waivers the absence of which, individually or in the aggregate, would not result in a Material Adverse Effect or enable any person to enjoin the Merger.

         4.7 INSURANCE. SCB and SC Bank have in effect policies of insurance with respect to their assets and business against such casualties and contingencies and in such types and forms as in the judgment of its management are appropriate for its business, operations, properties and assets. SCB has made available to Acquiror copies of all policies of insurance and bonds carried and owned by SCB or SC Bank as of the date hereof, which copies are complete and accurate in all material respects. Neither SCB nor SC Bank is in default under any such policy of insurance or bond such that it is reasonably likely to be canceled. No notice of cancellation or material amendments has been received with respect to existing material policies and no coverage thereunder with respect to any material claims is being disputed.

         4.8 TITLE TO ASSETS. SCB and SC Bank each has good and marketable title to all of its material properties and assets (other than (i) property as to which it is lessee and (ii) real estate owned as a result of foreclosure, transfer in lieu of foreclosure or other transfer in satisfaction of a debtor's obligation previously contracted), including, without limitation, all personal and intangible properties reflected in the audited financial statements included in the SCB 1996 10-K, or acquired subsequently thereto, subject to no liens, mortgages, security interests, encumbrances or charges of any kind except (1) as noted in the audited financial statements included in the SCB 1996 10-K, (2) statutory liens not yet delinquent which are being contested in good faith by appropriate proceedings, and liens for taxes not yet due, (3) pledges of assets in the ordinary course of business to secure public deposits, (4) for those assets and properties disposed of for fair value in the ordinary course of business since the date of the SCB 1996 10-K, (5) defect and irregularities of title and encumbrances that do not materially impair the use thereof for the purpose for which they are held, and (6) any other liens, mortgages, security interests, encumbrances or charges of any kind, which individually do not exceed $100,000 in amount. Without limiting the above, SCB and SC Bank own or possess valid and binding licenses or other rights to use without material payment all material copyrights, trade secrets, trade names, service marks, logos and trademarks used in their respective business, and has not received any notice of conflicts with respect thereto that asserts the rights of others.

         4.9 ABSENCE OF PENDING CLAIMS OR LITIGATION. No legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature are pending or, to SCB's knowledge, threatened, against SCB which are reasonably likely, individually or in the aggregate, to have a Material Adverse Effect or materially to hinder or delay consummation of the Merger. SCB is not in default with respect to any material judgment, order, writ, injunction, decree, regulatory restriction or award of any court, arbitrator or governmental agency, authority or instrumentality.

         4.10 TAXES. SCB and all of its current or former subsidiaries and their predecessors have or will have, timely filed all Tax Returns required to have been filed by them at or prior to the Effective Time (taking into account valid extensions), and all such returns and reports are correct and complete in all material respects. As used herein, "TAX RETURNS" shall mean any return, declaration, report, claim for refund, or information return or statement relating to or required to be filed in connection with any Taxes (as such term is defined below), including any schedule or attachment thereto, and including any amendment thereof. SCB has delivered or made available to Acquiror true and complete copies of all such Tax Returns for 1994, 1995 and 1996. All federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, business, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, workers' compensation, disability, Pension Guarantee Benefit Corporation premium, real property, personal property, ad valorem, sales, use, transfer, conveyance, registration, value added, alternative or add-on minimum, estimated, or other taxes, or assessments in the nature of taxes, of any kind whatsoever and however denominated, including any interest, penalty, or addition thereto, whether disputed or not ("TAXES"), due, or required to be withheld and paid over as of the date hereof as shown on such returns have been paid or accrued. SCB has not requested any extension of time within which to file a return or report that has not since been timely filed. No material deficiency in any Taxes, assessments or governmental charges has been proposed, asserted or assessed against SCB that has not been settled and paid. No extension of the time within which any tax may be assessed is in effect or pending. SCB has no liability for taxes, including employment taxes, of any other person under Treasury Regulation Section 1.1502-6, as a transferee or successor, or otherwise. SCB has not made, nor is it obligated to make, nor is it a party to any agreement that could reasonably be expected to obligate it to make, any payments that are not deductible pursuant to Code Section 280G.

         4.11 COMPLIANCE WITH LAWS. Neither SCB nor SC Bank is in violation in respect of any federal, state or local laws, rules, regulations or orders applicable to it or by which its properties may be bound, except such violations as would not have a Material Adverse Effect.

         4.12 ABSENCE OF REGULATORY ACTIONS. Neither SCB nor SC Bank is a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, federal or state Governmental Authorities charged with the supervision or regulation of depository institutions or depository institution holding companies or engaged in the insurance of bank and/or savings and loan deposits ("GOVERNMENT REGULATORS"), nor has it been advised by any Government Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.

         4.13 PERFORMANCE OF OBLIGATIONS. Each of SCB and SC Bank has performed in all material respects all of the obligations required to be performed by it to date, and is not in material default under, or in material breach of, any term or provision of any contract, lease, indenture or any other agreement to which it is a party, is subject or is otherwise bound and no event has occurred that, with the giving of notice or the passage of time, or both, would constitute such default or breach.

         4.14 EMPLOYEES. (a) Neither SCB nor SC Bank is party to, or is bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor organization, nor is any of them the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or labor dispute involving SCB or SC Bank.

         (b) SCB is not a party to an oral or written (i) consultant agreement, not terminable on 90 days' or less notice and involving the payment of more than $50,000 per annum, (ii) agreement with any executive officer or other key employee, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving it of the nature contemplated by this Agreement, (iii) agreement with or with respect to any executive officer providing any term of employment or compensation guarantee extending for a period longer than six months, (iv) agreement or plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of the Merger or the value of any of the benefits of which will be calculated on the basis of the Merger, or (v) agreement containing covenants that limit the ability of SCB or SC Bank to compete in any line of business or with any person or that involve any restriction on the geographic area in which or method by which SCB (including any successor thereof) or SC Bank (including any successor thereof) may carry on its business (other than as may be required by law or any regulatory agency).

         4.15 BROKERS AND FINDERS. Except for financial advisory services performed for SCB by Credit Suisse First Boston pursuant to an agreement dated February 25, 1997, a copy of which has been furnished to Acquiror, neither SCB nor SC Bank nor any of its or their officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees in connection with this Agreement or the transactions contemplated hereby.

         4.16 ABSENCE OF MATERIAL CHANGE. Since December 31, 1996, the businesses of SCB and SC Bank have been conducted only in the ordinary course, substantially in the same manner as theretofore conducted and there has not occurred: (i) any event that has had or may reasonably be expected to have a Material Adverse Effect; (ii) any amendment to the articles of incorporation or bylaws of SCB or SC Bank; (iii) any declaration, setting aside or payment of any dividend or any other distribution in respect of the capital stock of SCB other than regular quarterly dividends; or (iv) any change by SCB or SC Bank in accounting principles or methods or tax methods, except as required or permitted by the Financial Accounting Standards Board or by any governmental agencies or regulatory authorities having jurisdiction over SCB or SC Bank.

         4.17 ENVIRONMENTAL. (a) All of the properties and operations of SCB and SC Bank are in compliance in all material respects with all material Environmental Laws (as defined below) applicable to such properties and operations.

         (b) Each of SCB and SC Bank has obtained all material permits, licenses, and authorizations which are required for SCB's operations under Environmental Laws.

         (c) To SCB's knowledge, no Hazardous Substances (as defined below) exist on, about, or within, or have been used, generated, stored, transported, disposed of on, or released from, any of the properties of SCB or SC Bank except in accordance in all material respects with Environmental Laws. Neither SCB nor SC Bank has any knowledge that any prior owners, occupants or operators of any such property or any other property in which it has a security interest, ever deposited, disposed of, or allowed to be deposited or disposed of, in, on, or under or handled or processed on, or released, emitted or discharged from, such properties any Hazardous Materials except in accordance in all material respects with Environmental Laws, or that any prior or present owners, occupants or operators of any properties in which it holds a security interest, mortgage or other lien or interest, deposited or disposed of, in, on or under or handled and/or processed on, or released, emitted or discharged from, such properties any Hazardous Material except in accordance in all material respects with Environmental Laws. The use which each of SCB and SC Bank has made, makes and intends to make of its properties will not result in the use, generation, storage, transportation, accumulation, disposal or release of any Hazardous Substance on, in, or from any of such properties except in accordance in all material respects with applicable Environmental Laws.

         (d) There is no action, suit, proceeding, investigation, or inquiry before any court, administrative agency or other Governmental Authority pending, or, to the knowledge of SCB or SC Bank, threatened against SCB or SC Bank relating in any way to any violation of any applicable Environmental Law. To the knowledge of SCB, neither SCB nor SC Bank has any material liability for remedial action with respect to a violation of an Environmental Law. Neither SCB nor SC Bank has received any written requests for information relating to any material violations of any Environmental Law from any Governmental Authority with respect to the condition, use, or operation of any of its properties nor has any of them received any notice from any Governmental Authority or any written notice from any other person with respect to any material violation of or material liability for any remedial action under any Environmental Law.

         (e) As used herein, the term "ENVIRONMENTAL LAW" means any and all federal, state and local laws, regulations, and requirements pertaining to health, safety and the environment, including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, ET SEQ. ("CERCLA"), the Resource Conservation and Recovery Act of 1975, 42 U.S.C. Section 6901, ET SEQ. ("RCRA"), the Occupational Safety and Health Act, 29 U.S.C. Section 651, ET SEQ. (as it relates to the use of, or exposure to, Hazardous Substances), the Clean Air Act, 42 U.S.C. Section 7401, ET SEQ., the Clean Water Act, 33 U.S.C. Section 1251, ET SEQ., the Toxic Substance Control Act, 15 U.S.C. Section 2601, ET SEQ., the Carpenter-Presley-Tanner Hazardous Substance Account Act, as amended, Chapter
6.8 of the California Health and Safety Code, Section 25300, ET SEQ. and the Hazardous Waste Control Law, Chapter 6.5 of the California Health and Safety Code, Section 25100, ET SEQ. (the latter two statutes being referred to herein as the "STATE ACTS"), and any and all regulations promulgated thereunder, and all similar laws, regulations, and requirements of any Governmental Authority, agency having jurisdiction over the environmental activities of SCB or SC Bank, or of its or their properties, on the one hand, or of Acquiror, or of its properties, on the other hand, as such laws, regulations, and requirements may be in effect on the date hereof.

         (f)  As used in this Section, the term "PROPERTIES" shall include:
all real estate property now or previously owned or leased by SCB and SC Bank, property as to which SCB or SC Bank holds any security interest, deed of trust, mortgage or other lien, and any property to which SCB or SC Bank could be deemed an "owner" or "operator" under any applicable Environmental Law.

         (g) As used herein, the term "HAZARDOUS SUBSTANCE" shall mean (A) any "hazardous waste" as defined by CERCLA and the State Acts, as such acts are in effect on the date hereof, any and all regulations promulgated thereunder; (B) any "hazardous substance" as such term is defined by CERCLA; (C) any "regulated substance" as defined by the State Acts; (D) asbestos requiring abatement, removal or encapsulation pursuant to the requirements of Governmental Authorities; (E) polychlorinated byphenyls; (F) petroleum products; (G) "hazardous chemicals" or "extremely hazardous substances" in quantities sufficient to require reporting, registration, notification and/or optional treatment or handling under the Emergency Planning and Community Right to Know Act of 1986, as amended; (H) any "hazardous chemical" in levels that would result in exposure greater than is allowed by permissible exposure limits established pursuant to the Occupational Safety and Health Act of 1970; (I) any substance that requires reporting, registration, notification, removal, abatement and/or special treatment, storage, handling or disposal, under Sections 6, 7 and 8 of the Toxic Substance Control Act (15 U.S.C.

Section 2601); (j) any toxic or hazardous chemical described in 29 C.F.R. 1910.1000-1047 in levels that would result in exposure greater than those allowed by the permissible exposure limits pursuant to such regulations; and (K) any (1) "hazardous waste," (2) "solid waste" capable of causing a "release or threatened release" that present an "imminent and substantial endangerment" to the public health and safety of the environment, (3) "solid waste" that is capable of causing a "hazardous substance incident," (4) "solid waste" with respect to which special requirements are imposed by applicable Governmental Authorities upon the generation, transportation thereof as such terms are defined and used within the meaning of the State Acts or (E) any "pollutant" or "toxic pollutant" as such term is defined in the Federal Clean Water Act, 33 U.S.C. Sections 1251-1376, as amended, by Public Law 100-4, February 4, 1987, and the regulations promulgated thereunder, including 40 C.F.R. Sections 122.1 and 122.26.

         4.18 EMPLOYEE BENEFIT PLANS. (a) A list of all SCB Employee Plans (as hereinafter defined) is set forth in the SCB Disclosure Letter. SCB has delivered or made available to Acquiror true and complete copies of the following documents, as they may have been amended to the date hereof, embodying or relating to SCB Employee Plans: Each of the SCB Employee Plans, including all amendments thereto, any related trust agreements, insurance policies or any funding agreements; the most recent determination letter from the IRS with respect to each of the SCB Employee Plans; the actuarial evaluation, if any, for the most recent plan year prepared for each of the SCB Employee Plans; and the most recent annual return/report on IRS Forms 5500, 5500-C or 5500-R for each of the SCB Employee Plans for which such report was prepared.

         (b)(i) Each of the SCB Employee Plans has been administered in substantial compliance with any applicable requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the Code. There is no material pending or, to the knowledge of SCB, threatened litigation relating to the SCB Employee Plans.

         (ii) Each of the SCB Employee Plans for which SCB has claimed a deduction under Code Section 404, as if such SCB Employee Plan were qualified under Code Section 401(a), has received a favorable determination letter from the IRS as to the tax qualification of such SCB Employee Plan with respect to "TRA" (as defined in Section 1 of Rev. Proc. 93-39), and to the knowledge of SCB such favorable determination has not been modified, revoked or limited by failure to satisfy any condition thereof or by a subsequent amendment to, or failure to amend, such SCB Employee Plan.

         (iii) To SCB's knowledge, neither SCB nor SC Bank, nor any other "disqualified person" or "party in interest" (as defined in Code Section 4975 and Section 3(14) of ERISA, respectively) with respect to an SCB Employee Plan has engaged in any "prohibited transaction" (as defined in Code Section 4975 or Sections 406 or 407 of ERISA) that could reasonably be expected to subject SCB or SC Bank to any material tax, penalty or liability under Code Section 4975 or Title I of ERISA.

         (iv) No SCB Employee Plan is a "multiple employer plan" within the meaning of Code Section 413 or a "multiemployer plan" within the meaning of
Section 3(37) of ERISA and neither SCB nor SC Bank has contributed to a multiemployer plan at any time on or after September 26, 1980.

         (v) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by SCB or SC Bank that has not been satisfied with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a) (15) of ERISA, currently or formerly maintained by either of them, or the single-employer plan maintained by any entity which is considered one employer with SCB under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate") during the period of such affiliation, other than with respect to PBGC premiums substantially all of which have been paid when due. No notice of a "reportable event", within the meaning of Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived, has been required to be filed for any SCB Employee Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.

         (vi) All contributions required to be made under the terms of any SCB Employee Plan have been timely made or have been reflected on the balance sheets or statements of condition contained or incorporated by reference in the SCB Reports, to the extent required by GAAP. Neither any SCB Employee Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Neither SCB nor SC Bank has provided, or is required to provide, security to any SCB Employee Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

         (vii) Under each SCB Employee Plan which is a single-employer plan (as defined above), as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Plan, and there has been no material change in the financial condition of such Plan since the last day of the most recent plan year.

         (viii) Continuation health care coverage requirements and notice requirements under Code Section 4980B and Sections 601 through 608 of ERISA have been satisfied in all material respects with respect to all current or prior employees of SCB and SC Bank and any "qualified beneficiary" of any such employees (within the meaning of Code Section 4980B(g)).

         (ix)      No SCB Employee Plan provides for retiree medical benefits.

         (x) Except as is specifically contemplated by this Agreement, the consummation of the transactions contemplated by this Agreement will not (x) entitle any Employees of SCB or SC Bank to severance pay, (y) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Acquiror Employee Plans or (z) result in any breach or violation of, or a default under, any of the SCB Employee Plans.

         (c) For purposes hereof, the term "SCB EMPLOYEE PLAN" means any "employee benefit plan" (as defined in Section 3(3) of ERISA) as well as any other written or formal plan or contract involving direct or indirect compensation under which SCB or SC Bank has any present or future obligations or liability on behalf of its employees or former employees or their dependents or beneficiaries, including, but not limited to, each retirement, employee stock ownership, cash or deferred, each other deferred or incentive compensation, bonus, stock options, employee stock purchase, "phantom" stock or stock appreciation rights plan, each other program providing payment or reimbursement for or of medical, dental or visual care, counselling, or vacation, sick, disability or severance pay and each other "fringe benefit" plan or arrangement.

         4.19 STATEMENTS TRUE AND CORRECT. None of the information supplied or to be supplied by or on behalf of SCB or SC Bank for inclusion in the registration statement on Form S-4 or other appropriate form, or any amendments or supplements thereto, to be filed with the Commission by Acquiror in connection with the transactions contemplated by this Agreement (the "REGISTRATION STATEMENT") or the proxy statement to be used by SCB and Acquiror to solicit the approval of their respective shareholders as contemplated by this Agreement (the "PROXY STATEMENT") or any other document to be filed with any governmental agency or regulatory authority in connection with the transactions contemplated hereby will, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the date it is mailed to shareholders of SCB and Acquiror and at the time of the SCB shareholders' meeting described in
Section 6.3 hereof (the "SCB SHAREHOLDERS' MEETING") and at the time of the Acquiror shareholders' meeting described in Section 7.3 hereof (the "ACQUIROR SHAREHOLDERS' MEETING"), contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Registration Statement, when it becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading. SCB represents, warrants and agrees that through the Effective Time of the Merger, each of the reports, registrations, statements, applications and other filings filed by it or SC Bank with the Commission, the Federal Reserve Board (the "FRB") or any other governmental agency or regulatory authority will be filed on a timely basis, will comply in all material respects with all of the applicable statutes, rules and regulations enforced or promulgated by the governmental agency or regulatory authority with which it will be filed and that the information contained therein will be true and correct in all material respects (and in the case of such filings with the Commission will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading). The representations and warranties made by SCB or SC Bank hereby contain no statements of material fact which are untrue or misleading, or omit to state any material fact which is necessary under the circumstances to prevent the statements contained herein from being misleading.

         4.20 INSIDER LOANS. SCB has previously provided Acquiror with a listing, current as of March 31, 1997, of all extensions of credit made to SCB's and SC Bank's executive officers and directors and their related interests (all as defined under FRB Regulation "O"), all of which have been made in compliance with Regulation O, which listing is true, correct and complete in all material respects.

         4.21 COMMUNITY REINVESTMENT ACT. SC Bank received a rating of "satisfactory" or better in its most recent examination or interim review with respect to the Community Reinvestment Act. SC Bank has not been advised of any supervisory concerns regarding SC Bank's compliance with the Community Reinvestment Act.

         4.22 KNOWLEDGE AS TO CONDITIONS. Each of SCB and SC Bank knows of no reason why the approvals, consents and waivers of Governmental Authorities referred to in Sections 9.1(c) and 10.1(c) should not be obtained without the imposition of any condition of the type referred to in the provisos thereto.

         4.23 ALLOWANCE FOR POSSIBLE LOAN LOSSES. To the best of SCB's and SC Bank's knowledge, SC Bank's allowance for loan and lease losses is and will be as of the Closing Date adequate and in accordance with GAAP in all material respects and in accordance with all applicable regulatory requirements.

         4.24 TRUST ADMINISTRATION. Neither SCB nor SC Bank presently exercises trust powers, including, but not limited to, trust administration, and has not exercised such trust powers for a period of at least seven years prior to the date hereof. The term "trusts" as used in this Section 4.24 includes
(i) any and all common law or other trusts between an individual, corporation or other entities and SCB or SC Bank, as trustee or co-trustee, including, without limitation, pension or other qualified or nonqualified employee benefit plans, compensation, testamentary, inter vivos, and charitable trust indentures;
(ii) any and all decedents' estates where SCB or SC Bank is serving or has served as a co-executor or sole executor, personal representative or administrator, administrator de bonis non, administrator de bonis non with will annexed, or in any similar fiduciary capacity; (iii) any and all guardianships, conservatorships or similar positions where SCB or SC Bank is serving or has served as a co-grantor or a sole grantor or a conservator or a co-conservator of the estate, or any similar fiduciary capacity; and (iv) any and all agency and/or custodial accounts and/or similar arrangements, including plan administrator for employee benefit accounts, under which SCB or SC Bank is serving or has served as an agent or custodian for the owner or other party establishing the account with or without investment authority.

         4.25 DERIVATIVES. Neither SCB nor SC Bank is currently a party to any interest rate swap, cap, floor, option agreement, other interest rate risk management arrangement or agreement or derivative-type security or derivative arrangement or agreement.

                                      ARTICLE V

                      REPRESENTATIONS AND WARRANTIES OF ACQUIROR

         As of the date hereof and on the Closing Date, Acquiror represents and warrants to SCB, except as to the matters disclosed in a letter of Acquiror delivered to SCB on or prior to the date hereof (the "ACQUIROR DISCLOSURE LETTER") or the Acquiror Reports (as defined in Section 5.4 hereof), as follows:

         5.1 CORPORATE ORGANIZATION; AUTHORITY. Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of California and is a registered bank holding company under the BHC Act. Acquiror has the power and authority, and is duly qualified in all jurisdictions where such qualification is required (except for such qualifications the absence of which, individually or in the aggregate, would not have a Material Adverse Effect on Acquiror), to carry on its business as it is now being conducted and to own all of its material properties and assets. Acquiror has all federal, state, local and foreign governmental authorizations, permits, licenses, approvals and orders necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted (all of which are in full force and effect), except where the absence of which, either individually or in the aggregate, would not have a Material Adverse Effect on Acquiror.

         5.2 CAPITALIZATION. As of the date hereof, Acquiror is authorized to issue 100,000,000 shares of Acquiror Common Stock, and 5,000,000 shares of preferred stock share ("ACQUIROR PREFERRED STOCK"), and is not authorized to issue any other class or series of capital stock, or any other securities giving the holder thereof the right to vote on any matters on which shareholders of Acquiror can vote. As of the date hereof, 34,373,021 shares of Acquiror Common Stock are issued and outstanding and no shares of Acquiror Preferred Stock are issued and outstanding. All outstanding shares of capital stock of Acquiror are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights. There are no outstanding options, warrants or other rights in or with respect to the unissued shares of Acquiror Common Stock or any other securities convertible into such stock, and Acquiror is not obligated to issue any additional shares of its common stock or any options, warrants or other rights in or with respect to the unissued shares of its common stock or any other securities convertible into such stock.

         5.3  SUBSIDIARIES.  All of Acquiror's subsidiaries are set forth in
Section 5.3 of the Acquiror Disclosure Letter. Acquiror does not own, directly or indirectly, any equity portion or voting interest in any other corporation, partnership or other entity, except as received in satisfaction of a debt previously contracted in good faith.

         5.4 FINANCIAL STATEMENTS. As of their respective dates, neither Acquiror's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996 (the "ACQUIROR 1996 10-KSB") nor any other document filed or to be filed prior to the Effective Time subsequent to December 31, 1996 under Section 13(a), 13(d), 14 or 15(d) of the Exchange Act, each in the form (including exhibits) filed with the Commission and as amended (collectively, including any related notes and schedules, the "ACQUIROR REPORTS"), contained or will contain at the time of filing any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets or statements of condition contained or incorporated by reference in the Acquiror Reports fairly presents the results of operations, retained earnings and cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not material in amount or effect), in each case in accordance with the published rules and regulations of the Commission and GAAP, consistently applied and applicable to banks during the periods involved, except as may be noted therein. The books and records of Acquiror have been, and are being, maintained in all material respects in accordance with GAAP.

         5.5 REPORTS; REGULATORY AGENCIES. Each of Acquiror and each of its subsidiaries has timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 1992 with any Governmental Authority and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Authority in the regular course of the business of Acquiror, no Governmental Authority has initiated any proceeding or, to the best knowledge of Acquiror, investigation, into the business or operations of Acquiror or any of its subsidiaries since January 1, 1992.

         5.6 APPROVALS; NO VIOLATIONS. (a) The execution by Acquiror of this Agreement has been authorized by all necessary corporate action, including, but not limited to, a vote by its board of directors (which approval includes a resolution recommending that this Agreement and the Merger be approved by the shareholders of Acquiror) subject to adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Acquiror. Subject to shareholder approval and to receipt of required approvals, consents or waivers of Governmental Authorities referred to in Sections 9.1(c) and 10.1(c) hereof, this Agreement, so long as a valid and binding agreement of SCB, is a valid and binding agreement of Acquiror, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights (including those of federally insured financial institutions) and general equitable principles, regardless of whether such enforcement is considered in a proceeding in equity or at law.

         (b) The affirmative vote of a majority of the outstanding shares of Acquiror Common Stock entitled to vote on this Agreement is the only shareholder vote required by Acquiror for approval of this Agreement and consummation of the Merger and the other transactions contemplated hereby.

         (c) The execution, delivery and performance of this Agreement by Acquiror do not, and the consummation of the transactions contemplated hereby by Acquiror will not, (i) constitute a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license to which Acquiror or any of its subsidiaries (or any of their respective properties) is subject, or enable any person to enjoin the Merger or the other transactions contemplated hereby, (ii) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws of Acquiror or any of its subsidiaries or (iii) constitute a breach or violation of, or a default under (or an event which with due notice or lapse of time or both would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of Acquiror or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which Acquiror or any of its subsidiaries is a party, or to which any of their respective properties or assets may be bound or affected; PROVIDED, HOWEVER, that this clause (iii) shall not apply to any breach, violation or default of any such agreement, instrument or obligation which involves payments to or by Acquiror or any of its subsidiaries of an amount not exceeding $25,000 per year; and the consummation of the transactions contemplated hereby will not require any approval, consent or waiver under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the approval, consent or waiver of any other party to any such agreement, indenture or instrument, other than
(i) the required approvals, consents and waivers of Governmental Authorities referred to in Sections 9.1(c) and 10.1(c), (ii) any such approval, consent or waiver that already has been obtained, and (iii) any other approvals consents or waivers the absence of which, individually or in the aggregate, would not result in a Material Adverse Effect on Acquiror or enable any person to enjoin the Merger.

         5.7 INSURANCE. Acquiror has in effect policies of insurance with respect to its assets and business against such casualties and contingencies and in such types and forms as in the judgment of its management are appropriate for its business, operations, properties and assets. Acquiror has made available to SCB copies of all policies of insurance and bonds carried and owned by Acquiror as of the date hereof, which copies are complete and accurate in all material respects. Acquiror is not in default under any such policy of insurance or bond such that it is reasonably likely to be canceled. No notice of cancellation or material amendments has been received with respect to existing material policies and no coverage thereunder with respect to any material claims is being disputed.

         5.8 TITLE TO ASSETS. Acquiror has good and marketable title to all of its material properties and assets (other than (i) property as to which it is lessee and (ii) real estate owned as a result of foreclosure, transfer in lieu of foreclosure or other transfer in satisfaction of a debtor's obligation previously contracted), including, without limitation, all personal and intangible properties reflected in the audited financial statements included in the Acquiror 1996 10-KSB, or acquired subsequently thereto, subject to no liens, mortgages, security interests, encumbrances or charges of any kind except (1) as noted in the audited financial statements included in the Acquiror 1996 10-KSB,
(2) statutory liens not yet delinquent which are being contested in good faith by appropriate proceedings, and liens for taxes not yet due, (3) pledges of assets in the ordinary course of business to secure public deposits, (4) for those assets and properties disposed of for fair value in the ordinary course of business since the date of the Acquiror 1996 10-KSB, (5) defect and irregularities of title and encumbrances that do not materially impair the use thereof for the purpose for which they are held, and (6) any other liens, mortgages, security interests, encumbrances or charges of any kind, which individually do not exceed $100,000 in amount. Without limiting the above, Acquiror owns or possesses valid and binding licenses and other rights to use without payment all material copyrights, trade secrets, trade names, service marks, logos and trademarks used in its business, and has not received any notice of conflicts with respect thereto that asserts the rights of others.

         5.9 ABSENCE OF PENDING CLAIMS OR LITIGATION. No legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature are pending or, to Acquiror's knowledge, threatened, against Acquiror which are reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Acquiror or materially to hinder or delay consummation of the Merger. Acquiror is not in default with respect to any material judgment, order, writ, injunction, decree, regulatory restriction or award of any court, arbitrator or governmental agency, authority or instrumentality.

         5.10 TAXES. Acquiror and all of its current or former subsidiaries and their predecessors have, or will have, timely filed all Tax Returns required to have been filed by them at or prior to the Effective Time (taking into account valid extensions), and all such returns and reports are correct and complete in all material respects. Acquiror has delivered or made available to SCB true and complete copies of all such Tax Returns for 1994, 1995 and 1996. All Taxes due or required to be withheld and paid over as of the date hereof as shown on such returns have been paid or accrued. Acquiror has not requested any extension of time within which to file a return or report that has not since been timely filed. No material deficiency in any Taxes, assessments or governmental charges has been proposed, asserted or assessed against Acquiror that has not been settled and paid. No extension of the time within which any tax may be assessed is in effect or pending. Acquiror has no liability for Taxes of any other person under Treasury Regulation Section 1.1502-6, as a transferee or successor, or otherwise. Acquiror has not made, nor is it obligated to make, nor is it a party to any agreement that could reasonably be expected to obligate it to make, any payments that are not deductible pursuant to Code Section 280G.

         5.11 COMPLIANCE WITH LAWS. Acquiror is not in violation in respect of any federal, state or local laws, rules, regulations or orders applicable to it or by which its properties may be bound, except such violations as would not have a Material Adverse Effect on Acquiror.

         5.12 ABSENCE OF REGULATORY ACTIONS. Neither Acquiror nor any of its subsidiaries is a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, any Government Regulators, nor has it been advised by any Government Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.

         5.13 PERFORMANCE OF OBLIGATIONS. Acquiror has performed in all material respects all of the obligations required to be performed by it to date, and is not in material default under, or in material breach of, any term or provision of any contract, lease, indenture or any other agreement to which it is a party, is subject or is otherwise bound and no event has occurred that, with the giving of notice or the passage of time, or both, would constitute such default or breach.

         5.14 EMPLOYEES. (a) Acquiror is not party to, nor is Acquiror bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor organization, nor is Acquiror the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or labor dispute involving Acquiror.

         (b) Acquiror is not a party to an oral or written (i) consultant agreement, not terminable on 90 days' or less notice and involving the payment of more than $50,000 per annum, (ii) agreement with any executive officer or other key employee, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving it of the nature contemplated by this Agreement, (iii) agreement with or with respect to any executive officer providing any term of employment or compensation guarantee extending for a period longer than six months, or (iv) agreement or plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of the Merger or the value of any of the benefits of which will be calculated on the basis of the Merger.

         5.15 BROKERS AND FINDERS. Except for financial advisory services performed for Acquiror by Belle Plaine Partners, Inc. pursuant to an agreement dated May 17, 1995, a copy of which has been furnished to SCB, neither Acquiror nor any of its officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees in connection with this Agreement or the transactions contemplated hereby.

         5.16 ABSENCE OF MATERIAL CHANGE. Since December 31, 1996, the business of Acquiror has been conducted only in the ordinary course, substantially in the same manner as theretofore conducted and there has not occurred: (i) any event that has had or may reasonably be expected to have a Material Adverse Effect on Acquiror and its subsidiaries taken as a whole;
(ii) any amendment to the articles of incorporation or bylaws of Acquiror;
(iii) any declaration, setting aside or payment of any dividend or any other distribution in respect of the capital stock of Acquiror other than regular quarterly dividends; or (iv) any change by Acquiror in accounting principles or methods or tax methods, except as required or permitted by the Financial Accounting Standards Board or by any governmental agencies or regulatory authorities having jurisdiction over Acquiror.

         5.17 ENVIRONMENTAL. (a) To Acquiror's knowledge, all of the properties and operations of Acquiror and its subsidiaries are in compliance in all material respects with all material Environmental Laws applicable to such properties and operations.

         (b) To Acquiror's knowledge, Acquiror and its subsidiaries have obtained all material permits, licenses, and authorizations which are required for Acquiror's and Acquiror's subsidiaries' operations under Environmental Laws.

         (c) To Acquiror's knowledge, no Hazardous Substances exist on, about, or within, or have been used, generated, stored, transported, disposed of on, or released from, any of the properties of Acquiror or any of its subsidiaries except in accordance in all material respects with Environmental Laws. Neither Acquiror nor any of its subsidiaries has any knowledge that any prior owners, occupants or operators of any such property or any other property in which it has a security interest, ever deposited, disposed of, or allowed to be deposited or disposed of, in, on, or under or handled or processed on, or released, emitted or discharged from, such properties any Hazardous Materials except in accordance in all material respects with Environmental Laws, or that any prior or present owners, occupants or operators of any properties in which it holds a security interest, mortgage or other lien or interest, deposited or disposed of, in, on or under or handled and/or processed on, or released, emitted or discharged from, such properties any Hazardous Material except in accordance in all material respects with Environmental Laws. The use which each of Acquiror and any of its subsidiaries has made, makes and intends to make of its properties will not result in the use, generation, storage, transportation, accumulation, disposal or release of any Hazardous Substance on, in, or from any of such properties except in accordance in all material respects with applicable Environmental Laws.

         (d) There is no action, suit, proceeding, investigation, or inquiry before any court, administrative agency or other Governmental Authority pending, or, to the knowledge of Acquiror, threatened against Acquiror or any of its subsidiaries relating in any way to any violation of any applicable Environmental Law. To the knowledge of Acquiror, neither Acquiror nor any of its subsidiaries has any material liability for remedial action with respect to a violation of an Environmental Law, nor has it received any written requests for information relating to any material violations of any Environmental Law from any Governmental Authority with respect to the condition, use, or operation of any of its properties nor has any of them received any notice from any Governmental Authority or any written notice from any other person with respect to any material violation of or material liability for any remedial action under any Environmental Law.

         (e)  As used in this Section, the term "PROPERTIES" shall include:
all real estate property now or previously owned or leased by Acquiror or any of its subsidiaries, property as to which Acquiror or any of its subsidiaries holds any security interest, deed of trust, mortgage or other lien, and any property to which Acquiror or any of its subsidiaries could be deemed an "owner" or "operator" under any applicable Environmental Law.

         5.18 EMPLOYEE BENEFIT PLANS. (a)  A list of all Acquiror Employee
Plans (as hereinafter defined) is set forth in the Acquiror Disclosure Letter. Acquiror has delivered or made available to SCB true and complete copies of the following documents, as they may have been amended to the date hereof, embodying or relating to Acquiror Employee Plans: Each of the Acquiror Employee Plans, including all amendments thereto, any related trust agreements, insurance policies or any funding agreements; the most recent determination letter from the IRS with respect to each of the Acquiror Employee Plans; the actuarial evaluation, if any, for the most recent plan year prepared for each of the Acquiror Employee Plans; and the most recent annual return/report on IRS Forms 5500, 5500-C or 5500-R for each of the Acquiror Employee Plans for which such report was prepared.

         (b)(i) Each of the Acquiror Employee Plans has been administered in substantial compliance with any applicable requirements of ERISA and the Code. There is no material pending or, to the knowledge of Acquiror, threatened litigation relating to the Acquiror Employee Plans.


         (ii) Each of the Acquiror Employee Plans for which Acquiror has claimed a deduction under Code Section 404, as if such Acquiror Employee Plan were qualified under Code Section 401(a), has received a favorable determination letter from the IRS as to the tax qualification of such Acquiror Employee Plan with respect to "TRA" (as defined in Section 1 of Rev. Proc. 93-39), and to the knowledge of Acquiror such favorable determination has not been modified, revoked or limited by failure to satisfy any condition thereof or by a subsequent amendment to, or failure to amend, such Acquiror Employee Plan.

         (iii) To Acquiror's knowledge, neither Acquiror nor any of its subsidiaries, nor any other "disqualified person" or "party in interest" (as defined in Code Section 4975 and Section 3(14) of ERISA, respectively) with respect to an Acquiror Employee Plan has engaged in any "prohibited transaction" (as defined in Code Section 4975 or Sections 406 or 407 of ERISA) that could reasonably be expected to subject Acquiror to any material tax, penalty or liability under Code Section 4975 or Title I of ERISA.

         (iv) No Acquiror Employee Plan is a "multiple employer plan" within the meaning of Code Section 413 or a "multiemployer plan" within the meaning of Section 3(37) of ERISA and neither Acquiror nor any of its subsidiaries has contributed to a multiemployer plan at any time on or after September 26, 1980.

         (v) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Acquiror or any of its subsidiaries that has not been satisfied with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a) (15) of ERISA, currently or formerly maintained by either of them, or the single-employer plan maintained by any entity which is considered one employer with Acquiror under
Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate") during the period of such affiliation, other than with respect to PBGC premiums substantially all of which have been paid when due. No notice of a "reportable event", within the meaning of Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived, has been required to be filed for any Acquiror Employee Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.

         (vi) All contributions required to be made under the terms of any Acquiror Employee Plan have been timely made or have been reflected on the balance sheets or statements of conditions contained or incorporated by reference in the Acquiror Reports, to the extent required by GAAP. Neither any Acquiror Employee Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Neither Acquiror nor any of its subsidiaries has provided, or is required to provide, security to any Acquiror Employee Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

         (vii) Under each Acquiror Employee Plan which is a single-employer plan (as defined above), as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Plan, and there has been no material change in the financial condition of such Plan since the last day of the most recent plan year.

         (viii) Continuation health care coverage requirements and notice requirements under Code Section 4980B and Sections 601 through 608 of ERISA have been satisfied in all material respects with respect to all current or prior employees of Acquiror and its subsidiaries and any "qualified beneficiary" of any such employees (within the meaning of Code Section 4980B(g)).

         (ix)  No Acquiror Employee Plan provides for retiree medical benefits.

         (x) Except as is specifically contemplated by this Agreement, the consummation of the transactions contemplated by this Agreement will not (x) entitle any Employees of Acquiror or any of it subsidiaries to severance pay,
(y) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Acquiror Employee Plans or (z) result in any breach or violation of, or a default under, any of the Acquiror Employee Plans.

         (b) For purposes hereof, the term "ACQUIROR EMPLOYEE PLAN" means any "employee benefit plan" (as defined in Section 3(3) of ERISA) as well as any other written or formal plan or contract involving direct or indirect compensation under which Acquiror or any of its subsidiaries has any present or future obligations or liability on behalf of its employees or former employees or their dependents or beneficiaries, including, but not limited to, each retirement, employee stock ownership, cash or deferred, each other deferred or incentive compensation, bonus, stock options, employee stock purchase, "phantom" stock or stock appreciation rights plan, each other program providing payment or reimbursement for or of medical, dental or visual care, counselling, or vacation, sick, disability or severance pay and each other "fringe benefit" plan or arrangement.

         5.19 STATEMENTS TRUE AND CORRECT. None of the information supplied or to be supplied by or on behalf of Acquiror for inclusion in the Registration Statement or the Proxy Statement or any other document to be filed with any governmental agency or regulatory authority in connection with the transactions contemplated hereby will, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the date it is mailed to shareholders of SCB and Acquiror and at the time of the SCB Shareholders' Meeting and the Acquiror Shareholders' Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Registration Statement, when it becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading. Acquiror represents, warrants and agrees that through the Effective Time of the Merger, each of the reports, registrations, statements, applications and other filings filed by it or any of its subsidiaries with the Commission, the FRB or any other governmental agency or regulatory authority will be filed on a timely basis, will comply in all material respects with all of the applicable statutes, rules and regulations enforced or promulgated by the governmental agency or regulatory authority with which it will be filed and that the information contained therein will be true and correct in all material respects (and in the case of such filings with the Commission will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading). The representations and warranties made by Acquiror hereby contain no statements of material fact which are untrue or misleading, or omit to state any material fact which is necessary under the circumstances to prevent the statements contained herein from being misleading.

         5.20 INSIDER LOANS. Acquiror has previously provided SCB with a listing, current as of March 31, 1997, of all extensions of credit made to Acquiror's executive officers and directors and their related interests (all as defined under FRB Regulation "O"), all of which have been made in compliance with Regulation O, which listing is true, correct and complete in all material respects.

         5.21 COMMUNITY REINVESTMENT ACT. Each of Western Bank, Monarch Bank and National Bank of Southern California received ratings of "satisfactory" or better in its most recent examination or interim review with respect to the Community Reinvestment Act. Acquiror has not been advised of any supervisory concerns regarding Acquiror's compliance with the Community Reinvestment Act.

         5.22 KNOWLEDGE AS TO CONDITIONS. Acquiror knows of no reason why the approvals, consents and waivers of Governmental Authorities referred to in Sections 9.1(c) and 10.1(c) should not be obtained without the imposition of any condition of the type referred to in the provisos thereto.

         5.23 ALLOWANCE FOR POSSIBLE LOAN LOSSES. To the best of Acquiror's knowledge, Acquiror's allowance for loan and lease losses is and will be as of the Closing Date adequate and in accordance with GAAP and in all material respects and in accordance with all applicable regulatory requirements.

         5.24 TRUST ADMINISTRATION. Neither Acquiror nor any of its subsidiaries presently exercises trust powers, including, but not limited to, trust administration, and has not exercised such trust powers for a period of at least seven years prior to the date hereof. The term "trusts" as used in this
Section 5.24 includes (i) any and all common law or other trusts between an individual, corporation or other entities and Acquiror or any of its subsidiaries, as trustee or co-trustee, including, without limitation, pension or other qualified or nonqualified employee benefit plans, compensation, testamentary, inter vivos, and charitable trust indentures; (ii) any and all decedents' estates where Acquiror or any of its subsidiaries is serving or has served as a co-executor or sole executor, personal representative or administrator, administrator de bonis non, administrator de bonis non with will annexed, or in any similar fiduciary capacity; (iii) any and all guardianships, conservatorships or similar positions where Acquiror or any of its subsidiaries is serving or has served as a co-grantor or a sole grantor or a conservator or a co-conservator of the estate, or any similar fiduciary capacity; and (iv) any and all agency and/or custodial accounts and/or similar arrangements, including plan administrator for employee benefit accounts, under which Acquiror or any of its subsidiaries is serving or has served as an agent or custodian for the owner or other party establishing the account with or without investment authority.

         5.25 DERIVATIVES. Neither Acquiror nor any of its subsidiaries is currently a party to any interest rate swap, cap, floor, option agreement, other interest rate risk management arrangement or agreement or derivative-type security or derivative arrangement or agreement.

         5.26 CAPITAL STOCK. The Acquiror Common Stock issuable to holders of SCB Common Stock upon consummation of the Merger will be duly authorized, validly issued, fully paid and nonassessable at the Effective Time.

         5.27 POOLING. It is intended that the Merger will be accounted for on a pooling of interests basis, and no event has occurred or is reasonably foreseeable (including any transaction contemplated by this Agreement) that could alter such treatment.

                                      ARTICLE VI

                                   COVENANTS OF SCB
                         PENDING EFFECTIVE TIME OF THE MERGER

         SCB covenants and agrees with Acquiror as follows:

         6.1 FORBEARANCE BY SCB. During the period from the date of this Agreement to the Effective Time, SCB and SC Bank shall not, without the prior written consent of Acquiror (which consent will not be unreasonably withheld):

         (a) other than in the ordinary course of business, incur any indebtedness for borrowed money, assume guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity (other than short-term borrowings from correspondent banks or the Federal Reserve Bank of San Francisco in amounts no greater than $25,000,000 made at prevailing market rates and terms);

         (b) adjust, split, combine or reclassify any capital stock; make, declare or pay any dividend (other than regular quarterly cash dividends of $0.05 per share of SCB Common Stock having record dates and payment dates consistent with past practice) or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or, except in the ordinary course of business consistent with past practice, grant any stock appreciation rights or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or issue any additional shares of capital stock except pursuant to the exercise in accordance with their terms of stock options or warrants outstanding as of the date hereof;

         (c)(i) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a direct or indirect wholly owned subsidiary of SCB, or (ii) cancel, release or assign any material indebtedness of any such person or any claims held by any such person, except (x) pursuant to contracts or agreements in force at the date of this Agreement, or (y) in the ordinary course of business consistent with past practice; PROVIDED, with respect to this clause
(y), no such action or series of related actions resulted (or would result) in a pre-tax loss, net of the reserves established therefor, of more than $100,000;

         (d) except as permitted under paragraphs (j) or (l) of this Section 6.1, and except in amounts not exceeding $25,000 individually or $100,000 in the aggregate, make any investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a wholly owned subsidiary of SCB;

         (e) other than in the ordinary course of business with respect to contracts, agreements or leases involving payment of not more than $50,000, enter into or terminate any material contract or agreement, or make any material change in any of its material leases or contracts;

         (f) other than in the ordinary course of business or as specifically contemplated by this Agreement, increase in any manner the compensation (including but not limited to bonuses) or fringe benefits of any of its employees or retirees or pay any pension or retirement allowance, make any contribution to any profit-sharing plan not required by any existing plan or agreement to any such employees or retirees, or become a party to, amend or commit itself to any pension, retirement, deferred compensation, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee, or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits;

         (g) settle any material claim, action or proceeding involving any liability of SCB or SC Bank for material money damages (or enter into a settlement agreement containing other material obligations of SCB or SC Bank);

         (h) sell any securities; PROVIDED, HOWEVER, that SCB or SC Bank may sell any securities if, within one business day after it requests of Acquiror in writing (which request shall describe in reasonable detail the securities to be sold and the estimated price therefor), Acquiror has approved such request in writing or has not responded in writing to such request;

         (i) amend its articles of incorporation or its bylaws, or change in any material way its policies and procedures or make any material changes to its tax or financial accounting policies (except, as to changes to its tax and financial accounting practices, as may be required by GAAP or by applicable law or regulations);

         (j) purchase any securities other than obligations of the United States of America or obligations of U.S. government agencies with a remaining maturity of not more than three years from the date of purchase of such security;

         (k) waive or release any material right or collateral or cancel or compromise any extension of credit or other debt or claim, except in the ordinary course of business and (i) in amounts less than $100,000 or (ii) where such action resulted or would result in a pre-tax loss, net of reserves established therefore, of no more than $100,000;

         (l) make, renegotiate, renew, increase, extend or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, except (i) any loans or advances as to which SCB or SC Bank has a legally binding obligation to make such loan or advance as of the date hereof and a description of which has been provided in writing to Acquiror prior to the execution of this Agreement, (ii) renewals in the ordinary course of business consistent with past practice, (iii) in individual amounts not to exceed $2 million, or (iv) any such action if, within one business day after SCB or SC Bank requests of Acquiror in writing (which request shall include information and analyses reasonably sufficient for Acquiror to assess the proposed action), Acquiror has approved such request in writing or has not responded in writing to such request;

         (m) make any capital expenditures, other than capital expenditures in amounts not exceeding $25,000 individually or $100,000 in the aggregate;

         (n) promote any employee to the officer level or to a higher officer level than such employee holds on the date hereof; or

         (o) agree to, or make any commitment to, take any of the actions prohibited by this Section 6.1.

         6.2 CONDUCT OF SCB'S BUSINESS PRIOR TO THE EFFECTIVE TIME. Except as expressly provided otherwise in this Agreement, during the period from the date of this Agreement to the Effective Time, SCB shall, and shall cause SC Bank to,
(i) conduct its business in the usual, regular and ordinary course, in the same manner as heretofore, consistent with prudent banking practices, (ii) use its reasonable efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its officers and key employees, (iii) maintain and keep its material properties in as good repair and condition as at present, except for obsolete properties and for deterioration due to ordinary wear and tear and damage due to casualty,
(iv) maintain in full force and effect insurance substantially comparable in amount and in scope of coverage to that now maintained by it and submit all potential claims existing prior to the Effective Time to its insurance carrier on or before the Effective Time, (v) perform all of its obligations under contracts, leases and documents relating to or affecting its assets, properties and business except such obligations as it may in good faith reasonably dispute, and except for such obligations which the failure to perform, in the aggregate, is not reasonably likely to result in a Material Adverse Effect,
(vi) substantially comply with and perform all obligations and duties imposed upon it by all material federal and state laws, and all material rules, regulations and orders imposed by federal, state or local governmental authorities, (vii) take no action which would adversely affect or delay the ability of SCB or Acquiror to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated hereby or to perform its covenants and agreements on a timely basis under this Agreement, (viii) promptly notify Acquiror of any fact or event that does or could reasonably be expected to cause the SCB Disclosure Letter to be incorrect in any material respect as of the date of this Agreement or as of the Closing Date; and (ix) use reasonable best efforts to obtain any requisite third party consent with respect to any contract, agreement, lease, license, amendment, permit or release that is material to the business of Acquiror on a consolidated basis or that is contemplated or required to be obtained by Acquiror in connection with the Merger.

         6.3 SCB SHAREHOLDER'S MEETING. SCB will take all action necessary in accordance with applicable law and its articles of incorporation and bylaws to convene a meeting of its shareholders to consider and vote upon this Agreement and the transactions contemplated hereby. Except to the extent that to do so could constitute a violation of its fiduciary duties, the board of directors of SCB shall recommend that SCB's shareholders approve this Agreement and the transactions contemplated hereby, and, except to the extent that to do so could constitute a violation of its fiduciary duties, use its reasonable best efforts to obtain the requisite vote of the holders of SCB Common Stock to approve this Agreement and the transactions contemplated hereby.

         6.4 COORDINATION OF DIVIDENDS. SCB shall coordinate with Acquiror the declaration of any dividends that may be allowed hereunder in respect of SCB and the record date and payment dates relating thereto, it being the intention of the parties that holders of SCB Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of SCB Common Stock and any shares of Acquiror Common Stock any such holder will receive in exchange therefor in the Merger.

         6.5 SHAREHOLDER AGREEMENTS. Certain directors of SCB, in their capacities as shareholders, in exchange for good and valuable consideration, have executed and delivered to Acquiror shareholder agreements substantially in the form of SCHEDULE 6.5 hereto (the "SHAREHOLDER AGREEMENTS"), committing such person, among other things, (a) to vote their shares of SCB Common Stock in favor of this Agreement at the SCB Shareholders' Meeting, (b) not to compete with Acquiror for a period of time, and (c) to certain representations concerning the ownership of SCB Common Stock and Acquiror Common Stock to be received in the Merger.

         6.6 ACQUISITION PROPOSALS. SCB agrees that neither it nor SC Bank nor any of their respective officers or directors shall, and SCB shall direct and use its reasonable best efforts to cause its employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or SC Bank) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to shareholders of SCB) with respect to a merger, consolidation or similar transaction, other than pursuant to this Agreement, or involving any purchase of all or any significant portion of the assets or any equity securities of SCB or SC Bank (any such proposal or offer being hereinafter referred to as an "ACQUISITION PROPOSAL") or, except to the extent legally required for the discharge by the board of directors of its fiduciary duties as advised by such board's outside legal counsel, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. SCB will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and shall make all reasonable efforts to enforce any confidentiality agreements to which it or SC Bank is a party. SCB will take the necessary steps to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 6.6. SCB will notify Acquiror immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with SCB or SC Bank.

         6.7 ATTENDANCE AT CERTAIN MEETINGS. SCB agrees that Acquiror shall have the right to have a single representative present at all meetings of the board of directors of SCB or SC Bank and at all loan committee meetings of SC Bank; PROVIDED, HOWEVER, that if SCB reasonably determines that it would be improper or imprudent to have a representative of Acquiror present for any portion of such meeting, then Acquiror's representative shall be excused from any such portion thereof.

                                     ARTICLE VII

                                COVENANTS OF ACQUIROR
                         PENDING EFFECTIVE TIME OF THE MERGER

         Acquiror covenants and agrees with SCB as follows:

         7.1 FORBEARANCE BY ACQUIROR. During the period from the date of this Agreement to the Effective Time, without the prior written consent of SCB (which consent will not be unreasonably withheld), Acquiror will not take any action that would (a) cause a material delay or have a Material Adverse Effect on the ability of Acquiror or SCB to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated hereby or (b) have a Material Adverse Effect on its ability to perform its covenants and agreements on a timely basis under this Agreement.

         7.2  CONDUCT OF ACQUIROR'S BUSINESS PRIOR TO THE EFFECTIVE TIME.
Except as expressly provided otherwise in this Agreement, during the period from the date of this Agreement to the Effective Time, Acquiror shall, and shall cause its subsidiaries to, (i) conduct its business in the usual, regular and ordinary course, in the same manner as heretofore, consistent with prudent banking practices, (ii) use its reasonable efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its officers and key employees,
(iii) maintain and keep its material properties in as good repair and condition as at present, except for obsolete properties and for deterioration due to ordinary wear and tear and damage due to casualty, (iv) maintain in full force and effect insurance substantially comparable in amount and in scope of coverage to that now maintained by it, (v) perform all of its obligations under contracts, leases and documents relating to or affecting its assets, properties and business except such obligations as it may in good faith reasonably dispute, and except for such obligations which the failure to perform, in the aggregate, is not reasonably likely to result in a Material Adverse Effect on Acquiror, (vi) substantially comply with and perform all obligations and duties imposed upon it by all material federal and state laws, and all material rules, regulations and orders imposed by federal, state or local governmental authorities, (vii) take no action which would materially adversely affect its ability to perform its covenants and agreements on a timely basis under this Agreement, (viii) promptly notify Acquiror of any fact or event that does or could reasonably be expected to cause the Acquiror Disclosure Letter to be incorrect in any material respect as of the date of this Agreement or as of the Closing Date; and (ix) use reasonable best efforts to obtain any requisite third party consent with respect to any contract, agreement, lease, license, amendment, permit or release that is material to the business of Acquiror on a consolidated basis or that is contemplated or required to be obtained by Acquiror in connection with the Merger.

         7.3 ACQUIROR SHAREHOLDERS' MEETING. Acquiror will take all action necessary in accordance with applicable law and its articles of incorporation and bylaws to convene a meeting of its shareholders to consider and vote upon this Agreement and the transactions contemplated hereby. Except to the extent that to do so could constitute a violation of its fiduciary duties, the board of directors of Acquiror shall recommend that Acquiror's shareholders approve this Agreement and the transactions contemplated hereby, and, except to the extent that to do so could constitute a violation of its fiduciary duties, use its reasonable best efforts to obtain the requisite vote of the holders of Acquiror Common Stock to approve this Agreement and the transactions contemplated hereby.

         7.4 INDEMNIFICATION OF DIRECTORS AND OFFICERS. (a) Acquiror agrees that all rights to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of SCB or SC Bank as provided in their respective articles of incorporation, bylaws, indemnification agreements or otherwise in effect as of the date hereof with respect to matters occurring prior to the Effective Time, shall survive the Merger and shall continue in full force and effect for a period of six years following the Effective Time; PROVIDED, HOWEVER, that in no event shall Acquiror be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Subsection 7.4(a), any amount for such six year period in excess of 200% of the amount of the annual premiums paid as of the date hereof by SCB for such insurance (the "MAXIMUM AMOUNT"). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Acquiror shall use reasonable best efforts to maintain the most advantageous policies of directors' and officers' insurance obtainable for a premium equal to the Maximum Amount. Acquiror further agrees that, during such six year period, to the greatest extent permitted by applicable law, regulations and their respective organizational documents or bylaws as in effect of the date hereof, they shall indemnify, defend and hold harmless individuals who were officers and directors of SCB or SC Bank as of the date hereof or immediately prior to the Effective Time (collectively, the "INDEMNIFIED PARTIES") for any claim or loss arising out of their actions while a director or officer, including any acts relating to this Agreement, and shall pay, as and when incurred, the expenses, including attorneys' fees, of such individuals in advance of the final resolution of any claim, provided such individuals shall first execute an undertaking acceptable to Acquiror to return such advances in the event it is finally concluded such indemnification is not allowed under applicable law.

         (b)  Any Indemnified Party wishing to claim indemnification under
Section 7.4(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Acquiror thereof, but the failure to so notify shall not relieve the Acquiror of any liability it may have to such Indemnified Party except to the extent that Acquiror is materially prejudiced thereby. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Acquiror shall have the right to assume the defense thereof and Acquiror shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Acquiror elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Acquiror and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Acquiror shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received to the extent permitted under California law; PROVIDED, HOWEVER, that Acquiror shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest and (ii) the Indemnified Parties shall cooperate in the defense of any such matter.

         7.5 COMBINED FINANCIAL RESULTS. If the Closing shall not have occurred on or before November 30, 1997, Acquiror shall use its best efforts to publish as soon as practicable following the Effective Time financial results (within the meaning of ASR No. 135) covering the first full month of at least 30 days (or such earlier period that covers at least 30 days) of post-Merger combined operations.

         7.6 OPPORTUNITIES FOR SCB EMPLOYEES TO OBTAIN INFORMATION CONCERNING EMPLOYMENT POSITIONS. SCB may, not less than 30 days prior to the Effective Time, submit a list of SCB and SC Bank employees who are interested in pursuing continued employment with the Surviving Corporation. The Acquiror undertakes to make available to such SCB and SC Bank employees the information regularly available to employees of Acquiror or its subsidiaries concerning employment positions available with Acquiror or its subsidiaries to enable such SCB and SC Bank employees to apply for such positions.

                                     ARTICLE VIII

                                 ADDITIONAL COVENANTS

         8.1 REGISTRATION STATEMENT/JOINT PROXY STATEMENT. As soon as reasonably practicable after the date hereof, SCB and Acquiror shall jointly prepare the Registration Statement, including a joint Proxy Statement in respect of the SCB Shareholders' Meeting and the Acquiror Shareholders' Meeting, for the purpose of registering the Acquiror Common Stock to be issued pursuant hereto, file the Registration Statement with the Commission, respond to comments of the staff of the Commission and promptly thereafter mail the joint proxy statement/prospectus included therein to all holders of record (as of the applicable record date) of shares of SCB Common Stock and Acquiror Common Stock.

         8.2 CERTAIN FILINGS, CONSENTS AND ARRANGEMENTS. Acquiror, SCB and SC Bank shall (a) as soon as practicable make any filings and applications required to be filed in order to obtain all requisite approvals, consents and waivers of governmental agencies or regulatory authorities necessary or appropriate for the consummation of the transactions contemplated hereby, (b) cooperate with one another (i) in promptly determining what filings are required to be made or approvals, consents or waivers are required to be obtained under any relevant federal, state or foreign law or regulation, (ii) in providing the other a reasonable opportunity to review and comment upon the publicly available portions of such filings, and (iii) in promptly making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such approvals, consents or waivers and (c) deliver to the other copies of publicly available portions of all such filings and applications promptly after they are filed.

         8.3 ACCESS TO INFORMATION. (a) Upon reasonable notice, each of the parties shall (and shall cause each of the parties' subsidiaries to) afford to the other party and its representatives (including, without limitation, directors, officers and employees of the parties and their affiliates, and counsel, accountants and other professionals retained) such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as any party may reasonably request; PROVIDED, HOWEVER, that no investigation pursuant to this Section 8.3(a) shall affect or be deemed to modify any representation or warranty made herein.

         (b) Each party shall not, and shall cause its representatives not to, use any information obtained pursuant to this Section 8.3 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party shall keep confidential, and shall cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 8.3 in accordance with the terms of the Confidentiality Agreements, which shall remain in full force and effect. As used herein, "CONFIDENTIALITY AGREEMENTS" means that certain letter agreement, dated February 13, 1997, from SC Bancorp to Monarch Bancorp and that certain letter agreement, dated April 3, 1997 from Monarch Bancorp to SC Bancorp.

         8.4 NOTICES; REPORTS. Each party shall give prompt notice to the others of: (a) any material change in its business, operations or prospects,
(b) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Governmental Authorities, (c) the institution or the threat of material litigation involving such party, (d) any event or condition that constitutes a breach of this Agreement, or that might be reasonably expected to cause any of SCB representations or warranties set forth herein not to be true and correct in all material respects as of the Effective Time, or (e) any event or condition that causes such party to determine that it is or is likely to become unable to fulfill any of the conditions to the performance of the other party's obligations hereunder, as set forth in Articles IX and X.

         8.5 ADDITIONAL AGREEMENTS; PARTIES. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use reasonable best efforts to take promptly, or cause to be taken promptly, all actions and to do promptly or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including using reasonable best efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable Governmental Authorities, effecting all necessary registrations, applications and filings (including, without limitation, filings under any applicable state securities laws) and obtaining any required contractual consents and regulatory approvals, and cooperating on all matters involving employees of Acquiror, its subsidiaries, SCB and SC Bank and communications with such persons.

         8.6 PUBLICITY. The initial press release announcing this Agreement shall be a joint press release and thereafter SCB and Acquiror shall consult with each other in issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any governmental entity or with any national securities exchange with respect thereto.

         8.7 PRE-CLOSING ADJUSTMENTS. At or before the Effective Time, SCB shall, in a manner mutually satisfactory to the parties, establish such additional accruals and reserves as may be directed by Acquiror to implement its plan to conduct SCB's business following the Merger and otherwise to reflect Merger-related expenses and costs incurred by SCB; PROVIDED, HOWEVER, that SCB shall not be required to take such action (a) more than five (5) days prior to the Effective Time, (b) unless Acquiror agrees in writing that all conditions to closing set forth in Article X have been satisfied or waived, and (c) unless SCB shall have received a written waiver by Acquiror of its right to terminate this Agreement, and no accrual or reserve made by SCB or SC Bank pursuant to this
Section 8.7, or any litigation or regulatory proceeding arising out of any such accrual or reserve, shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred.

         8.8 DIRECTOR RESIGNATIONS. Immediately prior to the Effective Time, Acquiror shall elect to its board of directors Harold A. Beisswenger, Larry D. Hartwig and two other current directors of SCB to be mutually agreed upon prior to the date of the initial filing of any application with a Regulatory Authority. SCB shall deliver to Acquiror at the Closing the resignations of all of the directors of SCB and SC Bank, to be effective at the Effective Time.

         8.9 SECURITIES ACT. (a) As soon as practicable after the date of the SCB Shareholders' Meeting, SCB shall identify to Acquiror all persons who SCB believes to be "affiliates" of SCB as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the "AFFILIATES").

         (b) SCB shall use its reasonable best efforts to obtain a written agreement from each person who is identified as an Affiliate pursuant to Subsection 8.9(a) above providing that each such person will agree not to sell, pledge, transfer or otherwise dispose of the shares of Acquiror Common Stock to be received by such person in the Merger except in compliance with the applicable provisions of the Securities Act and until such time as financial results covering at least thirty (30) days of combined operations of Acquiror and SCB shall have been published. Prior to the Effective Time, each of SCB and Acquiror shall amend and supplement such letter and use its reasonable best efforts to cause each additional person who is identified as an Affiliate to execute a written agreement as set forth in this Section 8.9.

         8.10 STOCK EXCHANGE LISTING. Acquiror shall use its reasonable best efforts to list on the Nasdaq National Market, upon official notice of issuance, the Acquiror Common Stock to be issued in the Merger.

         8.11 EMPLOYEE BENEFITS. (a) Acquiror and SCB agree that, unless otherwise mutually determined, the SCB Employee Plans in effect at the date of this Agreement (except stock plans) will remain in effect through December 31, 1997 with respect to employees (including retirees) covered by such plans at the Effective Time. Acquiror, as appropriate, will take such steps as are required so that all employees of SCB and SC Bank who become or remain as employees of the Acquiror or any of its subsidiaries (the "CONTINUING EMPLOYEES") thereafter become participants in Acquirors Employee Plans. All of the Continuing Employees will be credited for eligibility for participation and vesting purposes (but not for purposes of calculating accrued benefits, except as provided below) with all of their years of past service with SCB or SC Bank (or any of their predecessors to the extent SCB is obligated to credit past service under acquisition agreements) as though they had been employees of the Acquiror under all

Acquiror Employee Plans in which the Continuing Employees participate following the Effective Time. Acquiror agrees to assume and honor in accordance with their terms all accrued benefits and other obligations of SCB under the SCB Employee Plans for the benefit of all current and former employees of SCB and SC Bank.

         (b) All Continuing Employees shall be entitled to participate in stock plans, bonus plans and other such incentive plans of Acquiror and subsidiaries on the same basis as other similarly situated employees of such companies. As to employees of SCB and SC Bank whose employment is terminated as a result of the transactions contemplated hereby, Acquiror undertakes to make available the information regularly made available to its employees concerning employment positions available with Acquiror to enable such SCB and SC Bank employees to apply for such positions.

         (c) SCB or SC Bank has entered into employment and severance agreements with certain senior executives, copies of which have been furnished to Acquiror (the "EXECUTIVE AGREEMENTS"). SCB and SC Bank also have established policies and procedures for termination and severance of employees' employment. These policies ("SEVERANCE POLICIES") shall be amended as soon as practicable following the date hereof to exclude employees hired by Acquiror under reasonably comparable terms to those presently in effect. Acquiror shall assume and honor all Executive Agreements and maintain all benefits described thereunder without modification, offset or counterclaim; PROVIDED, HOWEVER, that executives with Executive Agreements shall not be entitled to benefits under the Severance Policies. Acquiror shall cause the Severance Policies to remain in effect on the same basis as in effect at the Effective Time for the benefit of any Continuing Employee whose employment is terminated by Acquiror or any of its subsidiaries on or prior to December 31, 1997. Until at least December 31, 1998, Acquiror shall cause the Continuing Employees to be eligible for coverage under severance plans or programs that are no less favorable to such employees than the Severance Policies, which plans or programs shall include employer-provided outplacement services that are appropriate to the employee's position and experience.

         (d) Acquiror agrees to honor in accordance with their terms the obligations of SCB or SC Bank under all deferred compensation plans and agreements for the benefit of all current and former employees of SCB and SC Bank, including all funding arrangements with respect to such obligations and all amendments to such plans, agreements and arrangements through the date hereof. Acquiror agrees to assume and honor in accordance with their terms all bonus and incentive compensation arrangements for employees of SCB and SC Bank, it being acknowledged that with the prior consent of Acquiror (not to be unreasonably withheld) SCB or SC Bank may make adjustments to such arrangements as are necessary or appropriate to reflect the impact of the transactions contemplated by this Agreement (but without providing any material increase in benefits).

         (e) With respect to vacation pay, sick pay, leave of absence and similar payroll practices of SCB or SC Bank, Acquiror agrees to honor as of the Effective Time all existing obligations of SCB or SC Bank under policies of SCB or SC Bank as currently in effect and, with respect to the Continuing Employees, agrees to recognize all service recognized by SCB or SC Bank under similar policies of Acquiror for purposes of eligibility and accrual of benefits after the Effective Time.

         (f) SCB shall cause the "401(k) Plan" which is part of the Southern California Bank Employee Retirement Plan to be terminated immediately prior to the Effective Time.

         8.12 TAX-FREE REORGANIZATION TREATMENT; POOLING. Neither Acquiror nor SCB shall take or cause to be taken any action, whether before or after the Effective Time, which would disqualify the Merger (a) as a "reorganization" within the meaning of Section 368 of the Code or (b) as a "pooling of interests" for accounting purposes.


                                      ARTICLE IX

                    CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SCB

         9.1 CONDITIONS TO SCB'S OBLIGATIONS. The obligation of SCB to effect the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of the conditions set forth in this Article IX.

         (a) TRUTHFULNESS OF ACQUIROR'S STATEMENTS; PERFORMANCE OF ACQUIROR'S OBLIGATIONS. Each of the representations, warranties and covenants of Acquiror contained in this Agreement shall, in all material respects, be true at the Effective Time as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date); Acquiror shall have performed, in all material respects, each of its covenants and agreements contained in this Agreement; and SCB shall have received certificates signed by the Chief Executive Officer and the Chief Financial Officer of Acquiror at the Effective Time, to the foregoing effect.

         (b) SHAREHOLDER APPROVAL. The Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of SCB in accordance with applicable law.

         (c)  CONSENTS; APPROVALS; SATISFACTION OF LEGAL REQUIREMENTS.
Acquiror shall have procured, as necessary, the required approval, consent or waiver with respect to this Agreement and the transactions contemplated hereby (i) by the FRB, and (ii) by the State Superintendent of Banks pursuant to California law, and all applicable statutory waiting periods shall have expired; and the parties shall have procured all other regulatory approvals, consents or waivers of governmental authorities or other persons that are necessary or appropriate to the consummation of the transactions contemplated by this Agreement; PROVIDED, HOWEVER, that no approval, consent or waiver referred to in this Section 9.1(c) shall be deemed to have been received if it shall include any condition or requirement that would be materially burdensome on Acquiror (on a combined basis giving effect to the transactions contemplated by this Agreement). All other requirements prescribed by law which are necessary to the consummation of the transactions contemplated by this Agreement shall have been satisfied.

         (d) ABSENCE OF LITIGATION, INJUNCTION OR OTHER RESTRICTIONS. No litigation or proceeding shall be pending against any party hereto or any of their Subsidiaries brought by any governmental agency seeking to prevent consummation of the transactions contemplated hereby. No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger or any transactions contemplated by this Agreement. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental authority which prohibits, restricts or makes illegal consummation of the Merger or any other transaction contemplated by this Agreement.

         (e) REGISTRATION STATEMENT. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the Commission.

         (f) TAX OPINIONS. SCB shall have received an opinion of Dewey Ballantine, no later than thirty (30) days from the date hereof, and confirmed immediately prior to the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will be a "reorganization" within the meaning of Section 368(a) of the Code and that each of Acquiror and SCB will be a party to that reorganization within the meaning of Section 368(b) of the Code.

         In rendering its opinion, Dewey Ballantine may require and rely upon representations contained in letters from Acquiror, SCB, SC Bank and others.

         (g) LEGAL OPINION. SCB shall have received the opinion of Sullivan & Cromwell, special counsel to Acquiror, in form and substance reasonably satisfactory to SCB, to the effect that the shares of Acquiror Common Stock issued upon consummation of the Merger are duly authorized, validly issued, fully paid and nonassessable.

         (h) POOLING TREATMENT. SCB shall have received a letter from Deloitte & Touche LLP, dated the date of the Proxy Statement and confirmed in writing at the Effective Time, stating that it knows of nothing with respect to SCB that prohibits Acquiror from accounting for the Merger as a pooling of interests.

         (i) FAIRNESS OPINION. Prior to the solicitation of approval this Agreement by SCB's shareholders, SCB shall have received an opinion confirming the fairness of the terms of the Merger to its shareholders from a financial point of view.

         (j) PENDING ACQUIROR TRANSACTION. Acquiror's pending acquisition of California Commercial Bankshares shall have closed and the terms thereof shall not be materially less favorable to Acquiror than those described in the Preliminary Proxy Statement on Schedule 14A of Acquiror as filed with the Commission on or about March 1, 1997 in connection with the issuance of Acquiror Common Stock pursuant to such acquisition.

         (k) NASDAQ LISTING. The outstanding shares of Acquiror Common Stock shall have been listed on the Nasdaq National Market not later than the first trading day of the period during which the Average Closing Price is calculated pursuant to Section 2.1(b) hereof. The shares of Acquiror Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq National Market.

                                      ARTICLE X

                   CONDITIONS PRECEDENT TO OBLIGATIONS OF ACQUIROR

         10.1 CONDITIONS TO ACQUIROR'S OBLIGATIONS. The obligations of Acquiror to effect the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of the conditions set forth in this Article X.

         (a) TRUTHFULNESS OF SCB'S STATEMENTS; PERFORMANCE OF SCB'S OBLIGATIONS. Each of the representations, warranties and covenants of SCB and SC Bank contained in this Agreement shall, in all material respects, be true at the Effective Time as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date); SCB and SC Bank shall have performed, in all material respects, each of its covenants and agreements contained in this Agreement; and Acquiror shall have received certificates signed by the Chief Executive Officer and the Chief Financial Officer of SCB and SC Bank at the Effective Time, to the foregoing effect.

         (b) SHAREHOLDER APPROVAL. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of Acquiror in accordance with applicable law.

         (c)  CONSENTS; APPROVALS; SATISFACTION OF LEGAL REQUIREMENTS.
Acquiror shall have procured, as necessary, the required approval, consent or waiver with respect to this Agreement and the transactions contemplated hereby
(i) by the FRB, and (ii) by the State Superintendent of Banks pursuant to California law, and all applicable statutory waiting periods shall have expired; and the parties shall have procured all other regulatory approvals, consents or waivers of governmental authorities or other persons that are necessary or appropriate to the consummation of the transactions contemplated by this Agreement; PROVIDED, HOWEVER, that no approval, consent or waiver referred to in this Section 10.1(c) shall be deemed to have been received if it shall include any condition or requirement that would be materially burdensome on Acquiror (on a combined basis giving effect to the transactions contemplated by this Agreement). All other requirements prescribed by law which are necessary to the consummation of the transactions contemplated by this Agreement shall have been satisfied.

         (d) ABSENCE OF LITIGATION, INJUNCTION OR OTHER RESTRICTIONS. No litigation or proceeding shall be pending against any party hereto or any of their Subsidiaries brought by any governmental agency seeking to prevent consummation of the transactions contemplated hereby. No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger or any transactions contemplated by this Agreement. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental authority which prohibits, restricts or makes illegal consummation of the Merger or any other transaction contemplated by this Agreement.

         (e) REGISTRATION STATEMENT. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the Commission.

         (f) TAX OPINIONS. Acquiror shall have received an opinion of Sullivan & Cromwell, no later than thirty (30) days from the date hereof, and confirmed immediately prior to the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will be a "reorganization" within the meaning of Section 368(a) of the Code and that each of Acquiror and SCB will be a party to that reorganization within the meaning of Section 368(b) of the Code.

         In rendering its opinion, Sullivan & Cromwell may require and rely upon representations contained in letters from Acquiror, SCB, SC Bank and others.

         (g) "COLD COMFORT" LETTERS. Acquiror and its directors and officers who sign the Registration Statement shall have received from SCB's independent certified public accountants "cold comfort" letters dated (i) the date of the mailing of the Proxy Statement/Prospectus to SCB's shareholders and (ii) shortly prior to the Effective Time, with respect to certain financial information regarding SCB, in each case in the form customarily issued by such accountants at such times in transactions of this type.

         (h) "BLUE SKY" AUTHORIZATIONS. Acquiror shall have received all state securities laws and "Blue Sky" permits and other authorizations necessary to consummate the transactions contemplated hereby.

         (i) POOLING TREATMENT. Acquiror shall have received a letter from KPMG Peat Marwick LLP, dated the date of the Proxy Statement and confirmed in writing at the Effective Time, regarding KPMG Peat Marwick LLP's concurrence with Acquiror's management as to the appropriateness of pooling of interests accounting for the Merger under Accounting Principles Board Opinion No. 16, if the Merger is consummated in accordance with this Agreement.

         (j) FAIRNESS OPINION. Prior to the solicitation of approval this Agreement by Acquiror's shareholders, Acquiror shall have received an opinion confirming the fairness of the terms of the Merger to its shareholders from a financial point of view.

         (k) DISSENTERS. SCB or Acquiror shareholders voting against this Agreement or giving notice in writing to SCB or Acquiror, as the case may be, at or before the applicable Meeting that such shareholder dissents from this Agreement, in the aggregate, shall not hold more than five percent of the SCB Common Stock or the Acquiror Common Stock, as the case may be.

         (l) TAX CERTIFICATE. Acquiror shall have received a conformed copy of the certificate of satisfaction of the Franchise Tax Board of the State of California that all taxes imposed by law on SCB have been paid or secured, as filed with the Secretary of State for the State of California pursuant to
Section 1103 of the California Corporations Code.

                                      ARTICLE XI

                                     TERMINATION

         11.1 TERMINATION. This Agreement may be terminated, and the Merger abandoned, prior to the Effective Time, either before or after its approval by the shareholders of SCB and Acquiror:

         (a) by the mutual consent of Acquiror and SCB, if the board of directors, or duly authorized committee thereof, of each so determines;

         (b) by Acquiror or SCB, by written notice to the other party if its board so determines by vote of a majority of the members of its entire board, in the event of (i) the failure of the shareholders of SCB to approve this Agreement at the SCB Shareholders' Meeting, (ii) the failure of the shareholders of Acquiror to approve the Agreement at the Acquiror Shareholders' Meeting, or
(iii) a material breach by the other
party hereto of any representation, warranty, covenant or agreement contained herein, which is not cured within thirty (30) days after written notice of such breach is given to the party committing such breach by the other party;

         (c) by Acquiror, if SCB's board of directors fails to recommend the approval of this Agreement at a SCB Shareholders' Meeting as contemplated by
Section 6.3 hereof;

         (d) by Acquiror or SCB by written notice to the other party if its board of directors determines by a vote of a majority of the members of its entire board, in the event that either (i) any approval, consent or waiver of a Governmental Authority required to permit consummation of the transactions contemplated hereby shall have been denied or (ii) any Governmental Authority of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement;

         (e) by Acquiror or SCB, by written notice to the other party if its board so determines by vote of a majority of the members of its entire board, in the event that the Merger is not consummated by December 31, 1997, unless the failure to so consummate by such time is due to the breach of any representation, warranty or covenant contained in this Agreement by the party seeking to terminate;

         (f) by SCB in the event that, with respect to any Ten Day Period (as defined below) both (i)(A) the Ten Day Average Price (as defined below) shall be less than $2.25 per share or (B) both (1) the Ten Day Average Price shall be less than $2.75 per share and (2) the Acquiror Common Stock Price Percentage (as defined below) shall be less than the BKX Index Percentage (as defined below) and (ii) SCB has delivered written notice to Acquiror of its intention to terminate this Agreement within forty-eight (48) hours following the date of such event (it being understood that, if an event set forth in clause (i) shall have occurred and SCB fails to timely deliver the notice referred to in this clause (ii), SCB shall have the right to terminate if any such event subsequently occurs and SCB timely delivers such notice); PROVIDED, HOWEVER, that, if Acquiror effects a stock dividend, reclassification, recapitalization, stock split, combination, exchange of shares or similar transaction after the date hereof and prior to the Effective Time, the provisions of this Section 11.1(f) shall be appropriately adjusted;

         (g) by SCB, by written notice to Acquiror prior to the approval by the shareholders of SCB of this Agreement, if SCB receives an Acquisition Proposal on terms and conditions which the board of directors determines, after receiving the advice of its outside counsel (i) that to proceed with the Merger will violate the fiduciary duties of the board of directors to SCB's shareholders and (ii) to accept such proposal; PROVIDED, HOWEVER, that SCB shall not be entitled to terminate this Agreement pursuant to this clause (g) unless it shall have provided Acquiror with written notice of such a possible determination (which written notice will inform Acquiror of the material terms and conditions of the proposal, including the identity of the proponent) not less than two business days prior to such determination.

    As used in this Section 11.1, (w) "ACQUIROR COMMON STOCK PRICE PERCENTAGE" means the percentage determined by dividing the Ten Day Average Price by $2.75 (as such amount may be adjusted pursuant to clause (f) above); (x) "BKX INDEX PERCENTAGE" means the percentage determined by dividing (i) the product of (A) the Keefe Bank Index as of the date of determination times (B) 0.9 by (ii) the Keefe Bank Index as of the date hereof; (y) "TEN DAY AVERAGE PRICE" means the volume weighted average sales price per share of Acquiror Common Stock for a Ten Day Period, which volume weighted average shall be determined in a manner consistent with Section 2.1(b) hereof; and (z) "TEN DAY PERIOD" means any period of ten (10) consecutive Trading Days occurring after the tenth Trading Day following the CCB Closing Date.

         11.2 EFFECT OF TERMINATION. (a) In the event of the termination of this Agreement by either Acquiror or SCB, as provided above, this Agreement shall thereafter become void and, subject to the provisions of Section 8.3(b) hereof, there shall be no liability on the part of any party hereto or their respective officers or directors, except that any such termination shall be without prejudice to the rights of any party hereto arising out of the willful breach by any other party of any covenant or willful misrepresentation contained in this Agreement.

         (b) The parties agree and acknowledge that it is impractical to ascertain the precise amount of damage to SCB as a result of a failure to consummate the Merger and the other transactions contemplated hereby due to a termination of this Agreement by SCB pursuant to clause (iii) of Section 11.1(b) hereof. Accordingly, in the event of such termination, Acquiror shall pay to SCB $1.25 million plus all costs and expenses incurred by SCB in connection with this Agreement, up to $500,000, the parties agreeing that such amount will represent a reasonable estimate of the minimum damage to SCB and not a penalty. The fee payable pursuant to the foregoing sentence shall be payable by Acquiror to SCB by wire transfer to an account designated by SCB in writing on or before the seventh day after it becomes due. Payment of such amount shall be in full satisfaction of damages to SCB arising from any breach by Acquiror of any of its representations, warranties, covenants or agreements contained herein.

         (c) The parties agree and acknowledge that it is impractical to ascertain the precise amount of damage to Acquiror as a result of a failure to consummate the Merger and the other transactions contemplated hereby due to a termination of this Agreement by Acquiror pursuant to clause (iii) of Section 11.1(b) hereof or Section 11.1(g). Accordingly, in the event of such termination, SCB shall pay to Acquiror $1.25 million plus all costs and expenses incurred by Acquiror in connection with this Agreement, up to $500,000, the parties agreeing that such amount will represent a reasonable estimate of the minimum damage to Acquiror and not a penalty. The fee payable pursuant to the foregoing sentence shall be payable by SCB to Acquiror by wire transfer to an account designated by Acquiror in writing on or before the seventh day after it becomes due. Payment of such amount shall be in full satisfaction of damages to Acquiror arising from any breach by SCB of any of its representations, warranties, covenants or agreements contained herein.

                                     ARTICLE XII

                                    MISCELLANEOUS

         12.1 INTERPRETATIONS. The table of contents and headings contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words "include", "includes", or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation." Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.

         12.2 SURVIVAL. Only those agreements and covenants of the parties which are expressly made applicable in whole or in part after the Effective Time shall survive the Effective Time. All other representations, warranties, agreements and covenants shall be deemed to be conditions of this Agreement and shall not survive the Effective Time. If this Agreement shall be terminated, the agreements of the parties contained in Section 8.3(b) shall survive such termination.

         12.3 WAIVER. Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefitted by the provision or by both parties (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto approved by their respective Boards of Directors (or duly authorized committee thereof), except that, after the vote by the shareholders of SCB or Acquiror, no principal term of the Merger may be amended or revised without the approval of the shareholders of SCB or Acquiror, as the case may be.

         12.4 COUNTERPARTS. This Agreement may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

         12.5 GOVERNING LAW. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of California without regard to the rules of conflicts of law thereof.

         12.6 EXPENSES. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

         12.7 NOTICE. Any notice required or permitted to be served hereunder shall be given as follows:



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    To SCB:             SC Bancorp
                        3800 East LaPalma Avenue
                        Anaheim, California 92807
                        Attention:  Larry D. Hartwig
                        Facsimile Number:  (714) 630-4564

    With a copy to:     Dewey Ballantine
                        333 South Hope Street, 30th Floor
                        Los Angeles, California 90071
                        Attention:   Robert M. Smith
                        Facsimile Number:  (213) 625-0562

    To Acquiror:        Monarch Bancorp
                        1251 Westwood Boulevard
                        Los Angeles, California  90024
                        Attention: Matthew P. Wagner
                        Facsimile Number: (310) 477-8611

    With a copy to:     Sullivan & Cromwell
                        444 South Flower Street
                        Los Angeles, California 90071
                        Attention: Stanley F. Farrar
                        Facsimile Number: (213) 683-0458


         Any such notice, request, instruction or other document shall be deemed received on the date delivered personally or sent by facsimile transmission, or on the fourth business day after it was sent by registered or certified mail, postage prepaid. Any of the persons shown above may change its address for purposes of this Section 12.7 by giving notice in accordance herewith.

         12.8 ENTIRE AGREEMENT; ETC. This Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except for Sections 7.4 and 8.11 hereof.

         12.9 ASSIGNMENT. This Agreement may not be assigned by any party hereto without the written consent of the other party.

                                      *   *   *



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         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

                                            SC BANCORP


                                            By: /s/ Harold A. Beisswenger
                                                 -------------------------------
                                            Name:  HAROLD A. BEISSWENGER
                                            Title: Chairman of the Board


                                            By: /s/ Larry D. Hartwig
                                                 -------------------------------
                                            Name:  LARRY D. HARTWIG
                                            Title: President and Chief
                                                   Executive Officer



                                            MONARCH BANCORP


                                            By: /s/ Matthew P. Wagner
                                                 -------------------------------
                                            Name:  MATTHEW P. WAGNER
                                            Title: President







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